Exhibit 99.1

INDEPENDENT AUDITORS’ REPORT

To the Shareholders of
Fintiles S.p.A.
Modena, Italy

We have audited the accompanying consolidated financial statements of Fintiles S.p.A and its subsidiaries (the “Fintiles Group” or the "Company"), which comprise the consolidated balance sheets as of December 31, 2012 and 2011, and the related consolidated statements of income, comprehensive income, stockholders' equity, and cash flows for the years then ended, and the related notes to the consolidated financial statements.

Management's Responsibility for the Consolidated Financial Statements

Management is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with International Financial Reporting Standards as issued by the International Accounting Standard Board; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

Auditors' Responsibility

Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the Company's preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Fintiles Group as of December 31, 2012 and 2011, and the results of their operations and their cash flows for the years then ended in accordance with International Financial Reporting Standards as issued by the International Accounting Standard Board.

Emphasis-of-Matter

In Note 3.2.3.11 of the consolidated financial statements, the Company discloses financial data for an associated company whose carrying value, stated in accordance with the equity method, amounts to Euro 11,573,000 (1% of total assets) and Euro 16,956,000 (1.5% of total assets) as of December 31, 2012 and 2011, respectively. Note 3.2.3.11 discloses also the significant judgment involved in valuing the associated companies and the underlying uncertainties. Our opinion is not modified with respect to this matter.

/s/ DELOITTE & TOUCHE S.p.A.______________
Bologna, Italy

March 15, 2013

Fintiles Group        Annual Accounts

(ALL AMOUNTS ARE EXPRESSED IN THOUSANDS OF EURO EXCEPT WHERE OTHERWISE STATED)

FINTILES S.p.A.

3. CONSOLIDATED FINANCIAL STATEMENTS AT DECEMBER 31, 2012 AND 2011

Fintiles Group        Annual Accounts

(ALL AMOUNTS ARE EXPRESSED IN THOUSANDS OF EURO EXCEPT WHERE OTHERWISE STATED)

3.1 Consolidated Financial Statements

Consolidated balance sheet at December 31, 2012 and 2011

Table 3.1

(Euro thousands)	31.12.2012	31.12.2011	Notes
Assets
Current assets
Cash and bank balances	59,955	65,154	3.2.3.1
Trade receivables	143,127	154,812	3.2.3.2
Inventories	290,475	263,408	3.2.3.3
Other current assets	41,566	33,694	3.2.3.4
Current financial assets	8,398	11,691	3.2.3.5
Total current assets	543,521	528,759
Non-current assets
Property, plant and equipment	528,457	512,430	3.2.3.6
Investment property	5,082	4,753	3.2.3.7
Intangible assets	31,382	31,165	3.2.3.8
Goodwill	3,497	3,497	3.2.3.9
Non-current financial assets	3,157	0	3.2.3.10
Investments valued under the equity method	12,130	17,754	3.2.3.11
Other investments	570	1,762	3.2.3.12
Deferred tax assets	51,302	43,942	3.2.3.40
Other non-current assets	4,188	3,452	3.2.3.13
Total non-current assets	639,765	618,755
Assets held-for-sale	13,399	16,390	3.2.3.14
TOTAL ASSETS	1,196,685	1,163,904
See notes to consolidated financial statements

Fintiles Group        Annual Accounts

(ALL AMOUNTS ARE EXPRESSED IN THOUSANDS OF EURO EXCEPT WHERE OTHERWISE STATED)

Table 3.2

(Euro thousands)	31.12.2012	31.12.2011	Notes
Shareholders¨Equity and Liabilities
Current liabilities
Short-term loans	16,764	15,971	3.2.3.15
Current portion of long-term loans	39,307	65,029	3.2.3.21
Current financial liabilities	9,266	6,730	3.2.3.16
Trade payables	179,974	176,861	3.2.3.17
Income tax payables	1,674	2,579	3.2.3.18
Other current liabilities	63,219	42,163	3.2.3.19
Provisions for risks and charges	4,748	8,963	3.2.3.20
Total current liabilities	314,952	318,296
Non-current liabilities
Long-term loans	587,521	556,540	3.2.3.21
Non-current financial liabilities	8,986	12,079	3.2.3.22
Post-employment benefits	15,711	14,777	3.2.3.23
Deferred tax liabilities	68,955	67,236	3.2.3.40
Other non-current liabilities	27,129	17,683	3.2.3.24
Provision for risks and charges	4,645	5,184	3.2.3.25
Total non-current liabilities	712,947	673,499
Liabilities related to assets held-for-sale	1,119	1,106	3.2.3.26
TOTAL LIABILITIES	1,029,018	992,901

Group shareholders' equity
Share capital	10,789	10,789	3.2.3.27
Retained earnings	114,454	121,799
Foreign currency translation adjustment	(21,007)	(24,416)
Other reserves	59,424	59,427
Total Group shareholders’ equity	163,660	167,599
Non-controlling interest	4,007	3,404
TOTAL SHAREHOLDERS’ EQUITY	167,667	171,003
TOTAL SHAREHOLDERS’ EQUITY AND LIABILITIES	1,196,685	1,163,904
See notes to consolidated financial statements

Fintiles Group        Annual Accounts

(ALL AMOUNTS ARE EXPRESSED IN THOUSANDS OF EURO EXCEPT WHERE OTHERWISE STATED)

Consolidated income statement for the years ended December 31, 2012 and 2011

Table 3.3

(Euro thousands)	2012	2011	Notes
Revenues	857,689	832,547	3.2.3.29
Cost of sales	(542,061)	(533,994)	3.2.3.30
Gross profit	315,628	298,553
Logistic expenses	(43,949)	(38,836)	3.2.3.31
Selling expenses	(146,941)	(143,600)	3.2.3.32
General and administrative expenses	(76,970)	(55,044)	3.2.3.33
Other income	22,152	13,740	3.2.3.35
Other operating charges	(3,278)	(3,291)	3.2.3.36
Operating profit before restructuring and asset write –downs	66,642	71,522
Restructuring charges and asset write-downs	(9,097)	(14,203)	3.2.3.34
Operating profit before financial income/charges and taxes	57,545	57,319
Financial charges	(42,971)	(41,678)	3.2.3.38
Currency gains	454	1,638	3.2.3.38
Share of expenses from equity investments	(5,629)	(250)	3.2.3.39
Profit before taxes	9,399	17,029
Income taxes	(15,563)	(18,629)	3.2.3.40
Net loss	(6,164)	(1,600)
Non-controlling interest income	635	1,765
Group net loss	(6,799)	(3,365)
Loss per share basic and diluted (in Euro)	(0.6300)	(0.3120)	3.2.3.41

See notes to consolidated financial statements

2012 and 2011 Comprehensive Consolidated Income Statement

The values reported in the table are net of the relative tax effect.

Table 3.4

(Euro thousands)	2012	2011
Net loss	(6,164)	(1,600)
Exchange rate differences in the translation of foreign currencies	3,429	(1,761)
Losses in derivative instruments	(3)	(746)
Gains on investments valued at fair value	0	1,179
Total comprehensive loss	(2,738)	(2,928)
Non-controlling comprehensive income	655	1,825
Total Group comprehensive loss	(3,393)	(4,753)

See notes to consolidated financial statements

Fintiles Group        Annual Accounts

(ALL AMOUNTS ARE EXPRESSED IN THOUSANDS OF EURO EXCEPT WHERE OTHERWISE STATED)

Consolidated cash flow statement for the years ended December 31, 2012 and 2011

Table 3.5
(Euro thousands)	31.12.2012	31.12.2011
CASH FLOW FROM OPERATIONS:
Net Loss	(6,164)	(1,600)
Adjustments to reconcile the net profit with the cash flow generated / (used) from operations:
Amortization and depreciation	62,236	57,966
Share of expenses from investments	6,797	250
Deferred and current income taxes of the period	15,563	18,629
Restructuring charges	(2,722)	(527)
Asset write-downs	3,954	2,451
Provisions and other non-cash items	1,482	1,020
Gains on sale of tangible fixed assets and equity investments	(61)	(1,350)
Unrealized currency losses/(profits)	940	(1,879)
Change in Post-employment benefit	934	(2,294)
Changes in operating assets and liabilities:
Trade receivables	11,012	(2,568)
Inventories	(24,753)	(21,665)
Trade payables	1,343	(2,723)
Income taxes paid	(19,650)	(18,287)
Change in other receivables and payables - net	7,875	(965)
NET CASH FLOW FROM OPERATIONS	58,786	26,458

CASH FLOW FROM INVESTING ACTIVITIES:
Intangible and tangible assets acquired	(70,921)	(61,074)
Assets acquired from marazzi Distribution Inc.	0	(4,460)
Net change in financial fixed assets and/or payment of investments acquired	74	84
Receipts from the sales of tangible and intangible fixed assets	2,278	5,450
NET CASH FLOW FROM INVESTING ACTIVITIES	(68,569)	(60,000)
CASH FLOW FROM FINANCING ACTIVITIES:
Proceeds from long-term loans	79,551	102,757
Repayment of long-term loans	(77,495)	(74,973)
Net change in short-term loans	(3,519)	1,193
Change in consolidation scope	104	0
Payment of dividends	(156)	0
Net change in financial assets	729	3,498
Other net	36	1,702
CASH FLOW FROM FINANCING ACTIVITIES	(750)	34,177

EFFECT OF CURRENCY MOVEMENTS ON NET CASH AND CASH EQUIVALENTS	939	(459)
INCREASE (DECREASE) IN NET LIQUIDITY	(9,594)	176

CASH AND CASH EQUIVALENTS AT THE BEGINNING OF THE YEAR	65,154	64,978
CASH AND CASH EQUIVALENTS AT THE END OF THE YEAR	55,560	65,154

Other information:
Interest paid	33,718	34,276
Interest received	919	1,013
Dividends received	112	139

See notes to consolidated financial statements

Fintiles Group        Annual Accounts

(ALL AMOUNTS ARE EXPRESSED IN THOUSANDS OF EURO EXCEPT WHERE OTHERWISE STATED)

Statement of changes in consolidated shareholders’ equity for the years ended December 31, 2012 and 2011

Table 3.6

STATEMENT OF CHANGES IN CONSOLIDATED SHAREHOLDERS’ EQUITY	Share capital	Ret Earn incl. profit/loss for year	Currency translation adjustment	Other reserves	Total	Non-controlling interest	Total shareholders’ equity
Balance at December 31, 2010	10,789	125,164	(22,595)	58,994	172,352	1,591	173,943
Net profit/(loss)		(3,365)			(3,365)	1,765	(1,600)
Profits/(losses) recorded directly in equity:
- derivative instruments				(746)	(746)		(746)
- valuation of investments at fair value				1,179	1,179		1,179
Translation reserve			(1,821)		(1,821)	60	(1,761)
Total comprehensive profit/(loss)		(3,365)	(1,821)	433	(4,753)	1,825	(2,928)
Change in consolidation scope					0	(12)	(12)
Balance at December 31, 2011	10,789	121,799	(24,416)	59,427	167,599	3,404	171,003
Net profit/(loss)		(6,799)			(6,799)	635	(6,164)
Profits/(losses) recorded directly in equity:
- derivative instruments				(3)	(3)		(3)
Translation reserve			3,409		3,409	20	3,429
Total comprehensive profit/(loss)		(6,799)	3,409	(3)	(3,393)	655	(2,738)
Dividends distributed					0	(156)	(156)
Other movements		(546)			(546)		(546)
Change in consolidation scope					0	104	104
Balance at December 31, 2012	10,789	114,454	(21,007)	59,424	163,660	4,007	167,667

See notes to consolidated financial statements

Fintiles Group        Annual Accounts

(ALL AMOUNTS ARE EXPRESSED IN THOUSANDS OF EURO EXCEPT WHERE OTHERWISE STATED)

3.2 Notes to the Consolidated Financial Statements for the year ended December 31, 2012

3.2.1 Company profile

Fintiles S.p.A. (the “Parent Company” or “Company”) is a company which is subject to the laws of the Italian Republic. Fintiles S.p.A. and its subsidiaries (“Fintiles Group” or “Group”) operate primarily in Italy, France, Spain, Russia, the United States of America (“USA”) and China.
The Group produces and markets ceramics for floorings and coverings. It is the world leader in the design, production and marketing of porcelain tiles, and has a growing presence in markets for other covering materials, sanitary ware, and decorative accessories.

The consolidated financial statements presented herein were approved by the Board of Directors of Fintiles S.p.A. (the “Board”) with board resolution dated March 8, 2013.

3.2.2 Form, content, accounting standards, and valuation criteria

Form and content

The Group consolidated financial statements are expressed in Euro (rounded to the nearest thousand) which is also the principal functional currency of the Group.

The Group consolidated financial statements for the year ended December 31, 2012, including the consolidated balance sheet, the consolidated income statement, the comprehensive income statement, the consolidated cash flow statement, the statement of changes in consolidated shareholders’ equity and the notes to the consolidated financial statements, have been drawn up in accordance with the International Financial Reporting Standards (“IFRS”) as issued by the International Accounting Standards Board (“IASB”) as of the date of approval of these consolidated financial statements by the Board of Directors of the Company. “IFRS” refers to the International Accounting Standards (“IAS”) in force, as well as those of the IFRS Interpretation Committee, previously known as the International Financial Reporting Interpretations Committee (“IFRIC”), and before that the Standing Interpretations Committee (“SIC”).

The Consolidated Financial Statements were prepared on the basis of the cost criteria, adjusted for the revaluation of some financial instruments, and on the going concern basis. The Group has established that even in the presence of a continuing difficult economic and financial scenario, there are no significant uncertainties (as defined by Note 25 of IAS 1) on the going concern of the business, also following the actions already undertaken to adjust to changed demand levels, as well as the industrial and financial flexibility available to the Group.

The Group presents the income statement by function (also referred to as “cost of sales accounting method”), which is considered more representative compared to the presentation of the nature of expenses. The presentation chosen reflects the internal and management reporting systems of the Group’s business. The balance sheet is classified between non-current assets and liabilities and current assets and liabilities.

The cash flow statement was prepared applying the indirect method.

The unusual operations were identified and shown separately in the preparation of the financial statements and the notes thereto. In particular, it is reported that following the earthquakes which hit Emilia Romagna beginning on May 20, 2012, Marazzi Group S.p.A. suffered significant damage at the factory in Finale Emilia in Modena, the epicenter of the earthquake, with no harm to employees. The factory was immediately closed, with operations restarted on January 28, 2013.
The directly quantifiable damage concerned the building, the machinery and the inventory stock: part of the cement structure of the building was demolished and rebuilt while the processing lines and the kilns were refurbished and/or replaced. Marazzi Group S.p.A. in the financial statements at December 31, 2012 recognized asset impairments, charges for the securing of the site and expenses for the demolition and clearance of buildings for a total of Euro 5.2 million.
The indirect damage concerned the interruption to production activity and was estimated at December 31, 2012 at approx. Euro 4.6 million.

Fintiles Group        Annual Accounts

(ALL AMOUNTS ARE EXPRESSED IN THOUSANDS OF EURO EXCEPT WHERE OTHERWISE STATED)

As the Company is insured against direct and indirect damage caused by earthquakes with a leading insurance company and as having an unconditional right to receive compensation on damage suffered, the Company in the 2012 financial statements recognized insurance compensation of Euro 9.8 million, of which Euro 3.4 million deducted from charges concerning direct damage classified in the account “Restructuring charges and asset write-downs” and Euro 6.4 million concerning the above-mentioned indirect damage, recognized to the account “Other income”.

Additional statements to the income statement and balance sheet are provided which report significant amounts with related parties (Note 3.2.5).

New standards, amendments and interpretations adopted from January 1, 2012

Amendments to IFRS 7 - Financial Instruments: Disclosures. On October 7, 2010, the IASB published a number of amendments to IFRS 7, to be applied by the Group from January 1, 2012.
The amendments were issued in order to improve understanding of transfers (derecognition) of financial assets, including understanding the possible effects of any risks pertaining to the company which has transferred these assets. The amendments also require additional disclosure if a disproportionate amount of transfer transactions are undertaken at the end of a reporting period. The adoption of this amendment did not have significant effects on the disclosure provided in the present consolidated financial statements and on the valuation of the relative financial statements items.

Amendment to IAS 12 – Income taxes: requires entities to value deferred taxes deriving from an asset based on the method by which the carrying value of this asset will be recovered (through continuous use or through sale). The adoption of this amendment did not have any effect on the valuation of deferred taxes at December 31, 2012.

Accounting standards, amendments and interpretations not yet applicable and not adopted in advance by the Group

Amendment to IAS 1 - Presentation of financial statements: published by the IASB in June 2011 this amendment requires the grouping of items presented in Other Comprehensive Income based on whether they are potentially reclassifiable to profit or loss subsequently. The amendment is effective for annual periods beginning on or afterJuly 1, 2012.

Amendment to IAS 19 – Employee benefits: published by the IASB in June 2011 and removes the option to defer recognition of gains or losses under the corridor method, requiring presentation in the balance sheet of the deficit or surplus of the relevant provision and the separate recognition to the income statement of the labor cost components and net financial charges and the recognition of the gains or losses which derive from the recalculation of the assets and liabilities under Other Comprehensive Income. The amendment finally introduces new additional information to be provided in the notes to the financial statements. The amendment is effective for annual periods beginning on or afterJanuary 1, 2013.

In addition, at the reporting date, the European Union had not yet completed its endorsement process for these standards and amendments:

IFRS 9 – Financial Instruments: published by the IASB in November 2009 and amended in October 2010, the standard is the first step toward the full replacement of IAS 39 and introduces new criteria for the classification and measurement of financial assets and liabilities and for the de-recognition from the financial statements of financial assets. In particular for financial assets the new standard utilizes a single approach based on the management method of financial instruments and on the contractual cash flow characteristics of the financial assets in order to determine the measurement criteria, replacing the various rules established by IAS 39. For financial liabilities however the standard is amended with regard to the accounting treatment of the fair value changes of a financial liability allocated as a financial liability valued at fair value through the income statement, in the case in which these relate to changes in the credit position of the liability. According to the new standard these changes must be recorded to Other comprehensive profits and losses and no longer transferred to the income statement. The standard is effective for annual periods beginning on or after January 1, 2015.

IFRS 10 – Consolidated Financial Statements: published by the IASB in May 2011, it replaces SIC-12 Consolidation – Special Purpose Entities and parts of IAS 27 – Consolidated and Separate Financial Statements (to be renamed Separate Financial Statements) and will govern the inclusion of investments in the separate financial statements. The new standard

Fintiles Group        Annual Accounts

(ALL AMOUNTS ARE EXPRESSED IN THOUSANDS OF EURO EXCEPT WHERE OTHERWISE STATED)

builds on existing principles by identifying the concept of control as the determining factor in whether an entity should be included in the consolidated financial statements of the parent company. The standard is effective for annual periods beginning on or after January 1, 2013.

IFRS 11 – Joint agreements: published by the IASB in May 2011 it replaces IAS 31 – Interests in joint ventures and SIC -13 – Jointly controlled entities – Non-monetary contributions by venturers. The new standard establishes the criteria for the classification of joint arrangements based on the rights and obligations of the agreements rather than on the legal form and establishes the net equity method as the only method to be applied to holdings in joint ventures in the consolidated financial statements. Following the issue of this standard, IAS 28 – Investments in associates was amended to include in its application, from the effective date of IFRS 11, also holdings in joint ventures. The standard is effective for annual periods beginning on or after January 1, 2013.

IFRS 12 – Disclosure of interests in other entities: a new and complete standard on additional information to be provided on all types of investments, including those in subsidiaries, joint arrangements, associated companies, special purpose entities and other unconsolidated vehicle companies. The standard is effective for annual periods beginning on or after January 1, 2013.

IFRS 13 - Fair value measurement: published in May 2011 and clarifies how the fair value is calculated for the purposes of the financial statements and is applied to all IFRS standards which require or permit the calculation of the fair value or the presentation of information based on the fair value. The standard is effective for annual periods beginning on or after January 1, 2013.

Amendment to IAS 32 - Financial Instruments: Presentation, to clarify the application of a number of criteria for the compensation of financial assets and liabilities present in IAS 32. The amendment is effective for annual periods beginning on or after January 1, 2014.

Amendments to IFRS 7 - Financial Instruments: Disclosures. The amendment requires information on the effects or potential effects of remuneration contracts on the financial assets and liabilities in the balance sheet.
The amendments are effective for annual periods beginning on or after January 1, 2013 and the information must be provided in retrospective manner.

On May 17, 2012, the IASB issued amendments to the IFRS’s (“improvement” to IFRS’s – 2009 - 2011”) which will be effective for annual periods beginning on or after January 1, 2013 and applied in retrospective manner; the amendments which may affect the presentation, recognition and valuation of financial statement accounts are as follows - omitting however those which will result in only terminology changes or editing of existing standards with minimal effect in accounting terms or those which have effects on standards or interpretations not applicable to the Group:

•
IAS 1 – Presentation of Financial Statements: the amendment clarifies the way in which comparative information should be presented when an entity changes accounting policies or retrospectively restates or reclassifies items in its financial statements and when an entity provides comparative information in addition to the minimum comparative financial statements

•
IAS 16 – Property, plant and equipment: the amendment clarifies that spare parts and replacements must be Capitalized only if fulfilling the definition of property, plant and machinery, otherwise they must be classified as Inventories;

•
IAS 32 – Financial instruments: Presentation: the amendment eliminates an inconsistency between IAS 12 – Income Taxes and IAS 32 concerning the recognition of taxation arising from distributions to shareholders, establishing that these shall be recognized in profit or loss to the extent the distribution refers to income generated by transactions originally recognized in profit or loss

On June 28, 2012, the IASB issued the document “Consolidated Financial Statements, Joint Arrangements and Disclosure of Interests and Other Entities: Transition Guidance (Amendments to IFRS 10, IFRS 11 and IFRS 12)” which provides a number of clarifications and simplifications in relation to the transition requirements of IFRS 10, IFRS 11 and IFRS 12. The provisions are effective for annual periods beginning on or after January 1, 2013, with advanced application possible.

No material effects on the group consolidated financial statements are expected from the future adoption of the above new standards.

Fintiles Group        Annual Accounts

(ALL AMOUNTS ARE EXPRESSED IN THOUSANDS OF EURO EXCEPT WHERE OTHERWISE STATED)

Consolidation scope and accounting criteria

Subsidiary companies

The subsidiary companies are companies on which the Group exercises control, as defined by IAS 27 – Consolidated and separate financial statements, or those in which the Group has direct or indirect power to establish the financial and operating policies in order to gain the benefit from their implementation. Subsidiaries are consolidated from the date in which control occurs until the moment in which such control terminates.
The following subsidiaries were included in the consolidation scope at December 31, 2012:

Table 3.7
Company	Registered office	Sector	Currency	Share capital	Share capital
				total	holding	%	Business
				(in ‘000 local curr)	(in ‘000 local curr)	held	Unit
MARAZZI GROUP S.p.A.	Modena	Tile production	Euro	102,232	102,232	100.0	Italy
HATRIA S.p.A.	Teramo	Sanitary production	Euro	13,000	13,000	100.0	Italy
EXPLORER S.r.l. in liquidation	Sassuolo	Sale of raw materials	Euro	100	90	90.0	Italy
EDILCAVE S.r.l. in liquidation	Castellarano	Excav/sale of clay	Euro	12	6	51.0	Italy
MARAZZI DEUTSCHLAND G.m.b.H.	Germany	Agent	Euro	102	102	100.0	Italy
AREA M S.r.l.	Sassuolo	Commercial	Euro	99	99	100.0	Italy
MARAZZI (UK) Ltd	UK	Agent	Euro	10	10	100.0	Italy
MARAZZI JAPAN CO., LTD	Japan	Commercial	Yen	10,000	7,000	70.0	Italy
MARAZZI ENGINEERING S.r.l. Unipersonale	Sassuolo	Laying of tiles	Euro	750	750	100.0	Italy
C.F. MARAZZI S.A.	Luxembourg	Holding company	Euro	1,200	1,200	100.0	Italy
MARAZZI SCHWEIZ S.A.G.L.	Switzerland	Agent	Chf	20	20	100.0	Italy
MARAZZI CANADA Inc.	Canada	Agent	Cad	0	0	100.0	Italy
MARAZZI GROUP F.Z.E.	United Arab Emirates	Agent	Aed	1,000	1,000	100.0	Italy
DONKERAMPROMSIRYO LLC	Ukraine	Clay excavation	Uah	83	68	82.0	Russia
MARAZZI USA INC.	USA	Holding company	$USA	11,328	11,328	100.0	USA
MONARCH CERAMIC TILE Inc.	USA	Production of tiles	$USA	20,000	20,000	100.0	USA
AMERICAN MARAZZI TILE Inc.	USA	Tile production	$USA	128	128	100.0	USA
MARAZZI DISTRIBUTION Inc.	USA	Sale of tiles	$USA	2,500	2,500	100.0	USA
MARAZZI MANHATTAN LLC	USA	Commercial	$USA	673	538	80.0	USA
KM GROUP OAO	Russia	Tile production	Rub	192,139	192,139	100.0	Russia
KERAMA CENTRE ZAO	Russia	Sale of tiles	Rub	490	490	100.0	Russia
SIBIR KERAMA ZAO	Russia	Sale of tiles	Rub	50	50	100.0	Russia
UGRA KERAMA ZAO	Russia	Sale of tiles	Rub	165	99	60.0	Russia
KRAJ KERAMA ZAO	Ukraine	Sale of tiles	Uah	9,374	9,337	99.6	Russia
OKA KERAMA ZAO	Russia	Sale of tiles	Rub	10	6	60.0	Russia
KERAMA TUMEN ZAO	Russia	Sale of tiles	Rub	860	516	60.0	Russia
BALT KERAMA ZAO	Russia	Sale of tiles	Rub	10	10	99.0	Russia
DON KERAMA ZAO	Russia	Sale of tiles	Rub	1,510	1,208	80.0	Russia
KERAMA PERM ZAO	Russia	Sale of tiles	Rub	10	10	99.0	Russia

Fintiles Group        Annual Accounts

(ALL AMOUNTS ARE EXPRESSED IN THOUSANDS OF EURO EXCEPT WHERE OTHERWISE STATED)

KERAMA SOCI ZAO	Russia	Sale of tiles	Rub	3,000	1,800	60.0	Russia
VOLGA KERAMA ZAO	Russia	Sale of tiles	Rub	802	800	99.8	Russia
ROSBELKERAMA ZAO	Belarus	Sale of tiles	Rub	975	585	60.0	Russia
IRKUTSK KERAMA ZAO	Russia	Sale of tiles	Rub	50	30	60.0	Russia
ENISEJ KERAMA ZAO	Russia	Sale of tiles	Rub	50	30	60.0	Russia
ALTAJ KERAMA ZAO	Russia	Sale of tiles	Rub	20	12	60.0	Russia
KERAMA EXPORT ZAO	Russia	Sale of tiles	Rub	100	100	100.0	Russia
VOLGOGRAD KERAMA ZAO	Russia	Sale of tiles	Rub	1,500	1,200	80.0	Russia
KERAMA NIZHNI NOVGOROD ZAO	Russia	Sale of tiles	Rub	3,000	2,400	80.0	Russia
UFA KERAMA ZAO	Russia	Sale of tiles	Rub	1,200	1,188	99.0	Russia
ORELSHTAMP ZAO	Russia	Production services	Rub	44,887	34,200	76.2	Russia
KERAMA OMSK ZAO	Russia	Sale of tiles	Rub	1,000	510	51.0	Russia
BUDAGROMECHZAPCHASTINA ZAO	Ukraine	Real Estate	Uah	221	206	93.2	Russia
KERAMA EKATERINBURG ZAO	Russia	Sale of tiles	Rub	2,000	2,000	100.0	Russia
TORETSKOE PROMS'YRIE ZAO	Ukraine	Real Estate	Uah	16	16	100.0	Russia
KERAMA BALTIKS ZAO	Latvia	Sale of tiles	Lvl	281	278	99.0	Russia
KERAMA SPB ZAO	Russia	Sale of tiles	Rub	50	12	24.0	Russia
KERAMPROMSERVICE ZAO	Ukraine	Sale of raw materials	Uah	319	319	100.0	Russia
MARAZZI IBERIA S.A.	Spain	Production and sale of tiles	Euro	2,705	2,705	100.0	Spain
GROUPE MARAZZI FRANCE S.A.	France	Production and sale of tiles	Euro	11,538	11,538	100.0	France
ALSACE LOGISTIQUE S.A.	France	Logistics	Euro	1,000	1,000	100.0	France
MG CHINA TRADING Ltd	Hong Kong	Commercial	$HK	10	10	100.0	APAC
MARAZZI GROUP TRADING (SHANGHAI) Co. Ltd	Shanghai	Commercial	$USA	3,600	3,600	100.0	APAC

Fintiles Group        Annual Accounts

(ALL AMOUNTS ARE EXPRESSED IN THOUSANDS OF EURO EXCEPT WHERE OTHERWISE STATED)

The principal changes compared to the consolidated scope of the consolidated financial statements for the year ended December 31, 2011 are as follows:

•	The incorporation of the company Marazzi Group F.Z.E. in Dubai.

•	The incorporation of the company Marazzi Manhattan LLC in the USA.

•	The incorporation of the company Kerama Spb in Russia.

•	The incorporation of the company Marazzi Schweiz in Switzerland.

•	The incorporation of the company Kerampromservice in the Ukraine.

•	The winding-up of the company Armonie S.r.l. in liquidation.

•	The sale of a business unit by Area M S.r.l.
During the year the merger by incorporation of the company Domus Excelsia S.r.l. into the subsidiary Marazzi Group S.p.A. took place, with effect from October 2012 and without impacting the consolidation scope.
Operations of the subsidiary Marazzi Canada Inc. began following the start-up of specific agency contracts at the beginning of January 2012 and from July 5, 2012 the Russian subsidiary Welor ZAO was renamed KM Group.

Associated companies

Shares in associated companies (companies in which the Group has a significant influence), are valued under the equity method. Profits or losses pertaining to the Group are recorded in the consolidated financial statement as of the date on which significant influence began, and up to the date on which significant influence ends.

The companies valued under the equity method at December 31, 2012 and 2011 were as follows:

Table 3.8

Company	Registered office	Sector	Currency	Total share capital (‘000 of local currency)	Share capital subscribed (‘000 of local currency)	Carrying value 2012 (in ‘000 of Euro)	% Held
Finmill S.r.l.	Bologna	Finance	Euro	3,666	1,317	352	35.93%
Mineralbaveno S.r.l.	Baveno (VB)	Granite excav.	Euro	118	28	149	23.90%
Tempini Spa	Brescia	Commercial	Euro	9,000	3,600	11,573	40.00%
Zao Stoytrans	Orel (Russia)	Transport	Rouble	2,687	1,317	57	49.00%
Total						12,130

Table 3.9

Company	Registered office	Sector	Currency	Total share capital (‘000 of local currency)	Share capital subscribed (‘000 of local currency)	Carrying value 2011 (in ‘000 of Euro)	% Held
Finmill S.r.l.	Bologna	Finance	Euro	3,666	1,317	644	35.93%
Mineralbaveno S.r.l.	Baveno (VB)	Granite excav.	Euro	118	28	154	23.73%
Tempini Spa	Brescia	Commercial	Euro	9,000	3,600	16,956	40.00%
Total						17,754

Fintiles Group        Annual Accounts

(ALL AMOUNTS ARE EXPRESSED IN THOUSANDS OF EURO EXCEPT WHERE OTHERWISE STATED)

The other investments stated at cost at December 31, 2012 and 2011 were as follows:

Table 3.10
Company	Registered office	Sector	Currency	Total share capital (‘000 of local currency)	Share capital subscribed (‘000 of local currency)	Carrying value 2012 (in ‘000 of Euro)	% Held
Vitra Karo San.Ve. Tic. A.S. (Ex Eks Eczacibasi)	Turkey	Production of tiles	YTL	110,000	1,333	0	1.18%
Alluminsil S.p.a.	Pavullo	Clay excavation	Euro	250	45	128	18.00%
Penta Levigatura S.p.a.	Castellarano	Polishing of tiles	Euro	525	52	42	10.00%
Omnia Factor Spa	Italy	Factoring	Euro	4,000	100	160	2.50%
Other minor						240
Total						570

Table 3.11

Company	Registered office	Sector	Currency	Total share capital (in ‘000 of local currency)	Share capital subscribed (in ‘000 of local currency)	Carrying value 2011 (in ‘000 of Euro)	% Held
Vitra Karo San.Ve. Tic. A.S. (Ex Eks Eczacibasi)	Turkey	Production of tiles	YTL	110,000	1,333	1,182	1.18%
Alluminsil Gaianello S.r.l.	Pavullo	Clay excavation	Euro	250	45	128	18.00%
Penta Levigatura S.p.a.	Castellarano	Polishing of tiles	Euro	525	52	32	10.00%
MB Venture Capital Fund I Part. Company G N.V.	Holland	Finance	Euro	50	7	0	14.00%
Omnia Factor Spa	Italy	Factoring	Euro	4,000	100	160	2.50%
Other minor						260
Total						1,762

Fintiles Group        Annual Accounts

(ALL AMOUNTS ARE EXPRESSED IN THOUSANDS OF EURO EXCEPT WHERE OTHERWISE STATED)

Consolidation principles
The financial statements of the subsidiaries utilized for the preparation of the consolidated financial statements are prepared utilizing the same accounting principles of the Parent Company. The year-end of the subsidiary companies coincides with that of the Parent Company.

The principal consolidation criteria utilized in the preparation of the consolidated financial statements prepared in accordance with IFRS for the year ended December 31, 2012 are as follows:

a)	The carrying value of investments is eliminated against the relative net equity, with the recognition of the assets and liabilities of the investments under the line-by-line method.

b)
Any higher carrying value of the investments compared to the net equity at the time of acquisition is allocated, where possible, to the asset accounts of the companies included in the consolidation, up to the current value of the assets and for the residual part to goodwill. Subsequent to the effective date of the new IFRS 3 (January 1, 2010), which establishes the fair value measurement of all assets and liabilities acquired and the recording of goodwill also in relation to the non-controlling interests, no further acquisitions were made under which the new valuation criteria is required.

c)
If a decrease emerges, IFRS 3 does not consider the recognition of negative goodwill. Therefore the excess of the acquirer's interest in the “fair value” of the assets, liabilities and potential liabilities identifiable in the company acquired compared to the cost is recorded to the income statement after re-determining the “fair value” of the assets, liabilities and potential liabilities of the acquired company.

d)
Once control of an investment is acquired, any acquisition of further shares are recognized by recording the difference between the price paid and the value of the corresponding share of net equity of the investment directly as a reduction of consolidated net equity. Similarly, in the case of the sale of an investment which does not lead to a loss of control, the gain or the loss is recorded directly to a net equity account and subsequently transferred to the income statement only on the ceding of control of the investment.

e)	The results of subsidiaries acquired or sold during the year are included in the consolidated income statement from the date of acquisition until the date of sale.

f)
Significant transactions between consolidated subsidiaries are eliminated as well as debit and credit balances, costs and revenues and unrealized gains resulting from inter-company transactions, net of any tax effect. The inter-company losses are eliminated except when they represent a permanent loss in value.

g)
The non-controlling interests in the subsidiaries consolidated are recorded separately in net equity. This non-controlling interest is determined based on the percentage held in the fair value of the assets and liabilities recorded at the original acquisition date and in the changes in net equity after this date. After the initial recording, the losses attributable to the minority shareholders exceeding the shareholders’ equity pertaining to them are allocated to the Group shareholders’ equity except where the minority shareholders have a binding obligation and are capable of making further investments to cover the losses. For acquisitions carried out before the date of first application of the IFRS, as permitted by IFRS 1, the consolidation takes place based on the pre-existing standards. Therefore the non-controlling interest net equity was originally established based on the share of net equity held by the minority shareholder at the acquisition date.

h)
When the losses attributable to minority shareholders exceed their quota of the share capital in an investment, the excess, or rather the deficit, is recorded as due by the Group, except in the case and up to the amount the minority shareholders have a binding obligation and are capable of making an additional investment to cover the losses, in which case the excess is recorded as an asset in the consolidated financial statements. In the first case, if there are profits in the future, the share of these profits attributable to the minority shareholders are allocated to Group profits for the amount necessary to recover the losses previously attributed to the Group.

Fintiles Group        Annual Accounts

(ALL AMOUNTS ARE EXPRESSED IN THOUSANDS OF EURO EXCEPT WHERE OTHERWISE STATED)

Translation of financial statements expressed in currency other than the Euro and of accounts in foreign currency

The consolidated financial statements are presented in Euro, which is the Company’s functional currency. Each Group company determines the functional currency to be used to value the accounts in the financial statements. Transactions in foreign currency are initially recorded at the exchange rate (referred to the functional currency) at the transaction date. Monetary assets and liabilities in foreign currency are translated to the functional currency at the exchange rate at the balance sheet date. All exchange differences are recognized in the income statement. Non-monetary items valued at historical cost in foreign currency are translated by using the exchange rates in effect on the date the transaction was first recorded. Non-monetary items recorded at fair market value in foreign currency are translated by using the exchange rate on the date the value was calculated.
The operative currency used by the USA subsidiaries is the US Dollar (USD). The functional currency used by the Russian subsidiaries is the Rouble. The functional currency of the Ukrainian companies is the UAH Hryvnia; the functional currency of the Chinese company is the CNY Renminbi; that of the Canadian company is the Canadian Dollar; that of the Saudi Arabian company is the UAE Dirham; that of the Japanese company is the Japanese Yen and that of the Swiss company is the Swiss Franc.
At the closing date of each subsidiary’s financial statements, assets and liabilities were translated into the currency in which Parent Company presents its financial statements (the Euro) at the exchange rate in effect on such date, and the income statement was translated by using the average exchange rate for the year. Exchange differences deriving from translation are charged directly to equity and are recorded in a specific equity reserve.

Goodwill and fair value adjustments generated at the time of allocation of acquisition cost of a foreign company are recorded in the appropriate currency and translated by using the exchange rate at year-end.

Fintiles Group        Annual Accounts

(ALL AMOUNTS ARE EXPRESSED IN THOUSANDS OF EURO EXCEPT WHERE OTHERWISE STATED)

The average and year-end exchange rate utilized for the conversion of foreign financial statements are shown in the table below:

Table 3.12

Exhange rates for the conversion of foreign company financial statements

	Year-end rates (balance sheet accounts)
(currency/Euro)	31.12.2012	31.12.2011
Europe
Russian Rouble	40.33	41.77
Ukrainian Hryvna	10.58	10.37
Swiss Franc	1.21	Not applicable
North America
Canadian Dollar	1.31	Not applicable
US Dollar	1.32	1.29
Asia
UAE Dirham	4.84	Not applicable
Chinese Renminbi	8.22	8.16
Japanese Yen	113.61	100.20
	Average rate for the period (income statement accounts)
(currency/Euro)	2012	2011
Europe
Russian Rouble	39.92	40.88
Ukrainian Hryvna	10.35	11.10
Swiss Franc	1.21	Not applicable
North America
Canadian Dollar	1.28	Not applicable
US Dollar	1.28	1.39
Asia
UAE Dirham	4.72	Not applicable
Chinese Renminbi	8.11	9.00
Japanese Yen	102.62	111.02

Use of estimates

The preparation of the consolidated financial statements and notes in accordance with IFRS requires management to make estimates and forecasts that have an influence on the values of assets and liabilities in the consolidated financial statement and on the disclosure regarding potential assets and liabilities as of the date of same.
These estimates and assumptions are based on the best valuations currently available to Management, supported by significant facts, experience and other relevant circumstances, subject to future change.
In this context it is reported that the situation caused by the current difficult economic and financial environment resulted in the need to make assumptions on a future outlook characterized by significant uncertainty, for which it cannot be excluded that results in the future will be different from such estimates and which therefore could require adjustment, currently not possible to estimate or forecast, which may even be significant, to the carrying value of the relative items.
The estimates and assumptions are reviewed periodically and regularly and the effects of any changes are recorded in the income statement in the period of the revision of the estimate, if the revision has effect only on that period, or also in subsequent periods if the revision has effect on the current year and on future years.
Estimates are utilized to record provisions for credit risks, obsolete inventories, depreciation and amortization, asset write-downs, employee benefits, taxes, and provisions for risks and expenses.

Fintiles Group        Annual Accounts

(ALL AMOUNTS ARE EXPRESSED IN THOUSANDS OF EURO EXCEPT WHERE OTHERWISE STATED)

Accounting principles

Intangible assets with definite life
Intangible assets are recorded at acquisition cost when it is probable that the use of the asset will generate future economic benefits and when its cost can be reliably calculated. Intangible assets acquired through business combinations are recorded at fair value at the acquisition date, if such value can be reliably calculated. Intangible assets with a defined useful life are amortized on a straight-line basis over their estimated useful life; useful life is reviewed annually, and any changes (if necessary) are made on the basis of their newly-calculated useful life. Trademarks are included under intangible assets with a definite useful life and are amortized on a straight-line basis, based on the useful life defined at the moment of their acquisition and are re-examined on an annual basis.

Research and development costs
Research costs are recognized in the income statement in the period in which they are incurred.
Development costs are recorded to assets only if all of the conditions established by IAS 38 are satisfied. These concern: the technical possibility, the intention and capacity to complete, utilize or sell the asset, the availability of the financial resources necessary for completion and the ability to reliably value the costs concerning development. Capitalized development costs include only those costs that are directly attributable to development. Capitalized development costs are amortized in the period in which the expected revenue from the project is generated, as an estimated average over three or five years. All other development costs are charged to the income statement when incurred.

Goodwill
Goodwill deriving from the acquisition of subsidiaries or associated companies is initially recorded at cost, and represents the surplus of acquisition cost compared to the purchaser’s quota of net fair value with respect to identifiable values of the assets, liabilities, and contingent liabilities of the acquired companies. Any negative difference (“negative goodwill”) is recognized in the income statement at the date of acquisition.
The goodwill acquired in a business combination is allocated, at the date of acquisition, to the individual Group cash-generating units, or to the group of cash-generating units which should benefit from the synergies of the business combination, independently of the fact that other assets or liabilities of the Group are allocated to this unit or group of units. Each unit or group of units to which the goodwill is allocated:

•	represents the lowest level within the Group to which the goodwill is monitored at internal management level; and

·	represents the smallest independent financial cash generating unit (CGU) through which the Group operates in the various market segments.
After initial recognition, goodwill is reduced by any accumulated losses in value, calculated with the methods described below.
The goodwill relating to investments in associated companies is included in the carrying value of these companies.
The goodwill is not amortized, but is subjected annually, or more frequently if specific events or circumstances indicate the possibility of having incurred an impairment, to verifications of any reduction in value. After initial recognition, goodwill is measured at cost less any impairment losses.
Any goodwill emerging at the acquisition date is allocated to each CGU which is expected to benefit from the synergies of the acquisition. Any loss in value is identified by means of valuations based on the ability of each cash-generating unit to produce cash flows for purposes of recovering the part of goodwill allocated to it; these valuations are conducted with the methods described in the section referring to tangible assets. If the recoverable value of the CGU is less than the attributed carrying value, the loss in value is recorded. This loss is not restated if the elements that generated it no longer exist.
When all or part of a previously acquired company (whose acquisition produced goodwill) is sold, the corresponding residual value of goodwill is considered when calculating the gains or losses generated by such sale.

Fintiles Group        Annual Accounts

(ALL AMOUNTS ARE EXPRESSED IN THOUSANDS OF EURO EXCEPT WHERE OTHERWISE STATED)

On the first-time adoption of IFRS, the Group chose not to apply IFRS 3 – Business combinations retroactively to acquisitions conducted prior to January 1, 2004. Therefore, goodwill generated from acquisitions prior to the date of transition to IFRS’s was maintained at the previous value calculated according to Italian generally accepted accounting principles (GAAP), subject to verification and recording of any losses in value.

Tangible assets
Property, plant and equipment
Property, plant and equipment are recorded at acquisition or production cost, including directly attributable costs necessary for the asset being in the condition for which it was acquired, increased (when significant and in the presence of legal or contractual obligations) by the current estimated cost of dismantling and removing the asset with the corresponding liability is recorded in the future risks and expenses provision. Tangible assets existing as of the date of transition to IFRS (January 1, 2004) were recorded at deemed cost, which for some assets (except for some land and buildings) is the revalued cost calculated on the basis of fair market value on the transition date, considered as substituting deemed cost.
Among the costs directly attributable are also financial charges directly attributable to the cost of the asset, either deriving from loans specifically granted for the construction of a specific asset, or in the case of general loans utilized to obtain a capitalized asset, for the period necessary to bring the asset into the technical condition for its expected utilization.
The depreciation of these buildings is recognized in the income statement. On the subsequent sale or disposal of the assets revalued, the amount of the relative revaluation reserve is transferred directly to retained earnings.
If major components of such tangible assets have different useful lives, such components are accounted for separately. Land, both with and without buildings, is recorded separately and are not depreciated as it has unlimited useful life.
Tangible assets are presented net of accumulated depreciation and any losses in value, calculated as described below. Depreciation is calculated on a straight-line basis according to the estimated useful life of the asset. Useful life is reviewed annually and any changes, where necessary, are made on the basis of the new estimate. The principal useful lives utilized for depreciation are as follows:
Buildings                  25-60 years
Plant and machinery                  5-10 years
Commercial and industrial equipment            2.5-5 years
Other assets                 5-8 years
The carrying value of property, plant and equipment is subject to an impairment test where internal or external indicators exist for a loss in value. If this impairment test confirms the indication and therefore if the carrying value exceeds its recoverable value, the assets are written down in order to reflect the lower value. The recoverable value of tangible assets is the higher of net selling price and value in use.
In defining the value in use, the expected future cash flows are discounted using a pre-tax discount rate that reflects the current market assessment of the time value of money and the specific risks of the activity. For an asset that does not generate sufficient independent cash flows, the realizable value is determined in relation to the CGU to which the asset belongs. Losses in value are charged to the income statement under restructuring charges and asset write-downs. Such losses are reversed when the reasons for their write-down no longer exist.
At the moment of the sale, or when there are no expected future economic benefits from the use of an asset, this asset is eliminated from the consolidated financial statements and any loss or gain (calculated as the difference between the disposal value and the carrying value) is recorded in the income statement in the year of the above mentioned elimination.

Assets leased
Leasing contracts are classified as finance lease contracts when the terms of the contract are such that they substantially transfer all of the risks and benefits of ownership to the lessee. All the other leases are considered operating leases.
Assets held under finance leases, pursuant to which all risks and benefits deriving from ownership of the leased asset are transferred to the Company, are capitalized in tangible assets as of the starting date of the lease at the fair value of the asset or, if less, at the current value of the minimum lease payments, including the price of the redemption option.

Fintiles Group        Annual Accounts

(ALL AMOUNTS ARE EXPRESSED IN THOUSANDS OF EURO EXCEPT WHERE OTHERWISE STATED)

The liability is recorded under financial payables. Lease installments are allocated to principal and interest to obtain application of a constant interest rate on the balance of the debt (principal). The financing charges are expensed directly to the income statement, unless they are attributed to specific assets, in which case they are capitalized in accordance with the general Group policies on financial charges.
Capitalized lease assets are depreciated over their estimated useful life. Leases in which the lessor substantially retains all of the typical risks and rewards of ownership are classified as operating leases and the costs relating to these contracts are recorded on a straight line basis to the income statement for the duration of the contract.
Investment property
Investment properties are recorded in the consolidated financial statements at acquisition cost including transaction costs, if measurable and if there is a likely realization of economic benefits. Investment properties are eliminated from the consolidated financial statements when they are sold or when they are unusable on a long-term basis and no future economic benefits are expected from their sale.
Any profit or loss deriving from the elimination of an investment property is recorded in the income statement in the year of its elimination.

Impairment of non-current assets
Non-current assets include buildings, plant and machinery, intangible assets (including goodwill), investments and other financial assets. Management periodically evaluates the carrying value of the non-current assets held and utilized and of the assets which must be disposed of, when events and circumstances require this revision.
In accordance with IAS 36, in the analysis of the value for the impairment test the discounted cash flow method was used. This criterion is based on the general concept that the value of an enterprise (“Enterprise Value”) is equal to the discounted value of the two following elements:
• cash flow that will be generated within the expected time period;
• residual value, which is the total enterprise value deriving from the period beyond the forecasted time period.
The discount rate from the operating cash flows considered is the weighted average cost of capital (WACC). The WACC is the weighted average cost of own capital and debt capital based on the average financial structure of comparables. In addition to the cash flows expected for the 2013-2016 period, those relating to the so-called Perpetuity criteria establishing the Terminal Value are considered.
The discount rate utilized WACC, as for the medium-long term growth rate “g”, was established based on the country risk where the individual CGU’s operate:

Table 3.13

Geographic area	WACC 2012	“g” 2012	WACC 2011	“g” 2011
Eurozone	8.3%	1.5%	6,6%	1.4%
USA	6.0%	2.3%	6.7%	2.3%
Russia	11.7%	4.0%	12.3%	4.1%

The situation caused by the current economic and financial crisis resulted in the need to make assumptions on a future outlook characterized by significant uncertainty, for which it cannot be excluded that results in the near future will be different from such estimates and which therefore could require adjustment, currently not possible to estimate or forecast, to the carrying value of the relative items.
When the carrying value of a non-current asset has been impaired, the Group records a write-down for the excess value between the carrying value of the asset and its recoverable value through use or sale, with reference to the most recent plans of the Group.

Assets held-for-sale

Fintiles Group        Annual Accounts

(ALL AMOUNTS ARE EXPRESSED IN THOUSANDS OF EURO EXCEPT WHERE OTHERWISE STATED)

These include non-current assets (or groups of assets held-for-sale) whose carrying value is recoverable principally through sale rather than continued use. This condition is applicable only when the sale is highly probable, the asset (or group of assets) is available for immediate sale in its current conditions.
The assets held-for-sale are measured at the lower of their carrying value and the fair value less costs to sell. Depreciation discontinued on the reclassification of the asset into assets held-for-sale.
If these assets are considered discontinued operations, the results (net of the fiscal effects) are shown separately in the income statement.

Financial instruments
The financial instruments held by the Group are included in the accounts described below.
Equity investments and other non-current financial assets include the investments in non-consolidated companies and other non-current financial assets (non-current receivables and loans).
Current financial assets include receivables from financing activity, current securities and other current financial assets (which include the fair value gains of the derivative financial instruments), as well as cash and cash equivalents.
Cash and cash equivalents includes bank deposits, other highly negotiable securities which can be readily converted into cash and which do not have a significant risk of change in value.
Current securities include short-term and marketable securities, which represent temporary liquidity investments but may not be classified under cash and cash equivalents; the current securities are held for trading.
Financial liabilities refer to financial payables, as well as other financial liabilities (which include the fair value losses of the derivative financial instruments), trade payables and other payables.

Securities available-for-sale
The investments in other companies which are not controlling interests, or jointly controlled, or associated companies and other securities included in non-current assets are classified as financial assets available for sale and are measured at fair value.
In the case of equity securities whose fair value cannot be reliably estimated, they are recorded at cost less any loss in value.
The gains and losses deriving from the fair value adjustment are recognized in a separate equity reserve, net of the relative tax effect, until they are sold or incur a loss in value.
In the presence of permanent losses in value or in the case of sale, the gains and losses recognized up to that moment in the shareholders’ equity are recognized in the income statement.
For listed equity securities, a loss in value is incurred when the fair value of the asset available for sale is lower than the cost for a significant percentage of this latter and for an extended time period.
For non-listed equity securities, a loss in value is incurred when, in the presence of impairment indicators, the recoverable value, determined based on valuation techniques, is lower than cost.
For debt securities, a loss in value is incurred when, only in the presence of impairment indicators, the recoverable value is lower than the theoretical amortized cost at the reference date.

Securities held for trading
The account includes securities acquired principally with the purpose of being resold in the short term.
These securities are classified under current assets.
They are measured at fair value and that changes are reported through profit and loss. The costs are expensed in the income statement.
The purchases and sales of securities held for trading are recorded at the settlement date.

Fintiles Group        Annual Accounts

(ALL AMOUNTS ARE EXPRESSED IN THOUSANDS OF EURO EXCEPT WHERE OTHERWISE STATED)

Investments held to maturity
The financial assets which are not derivative instruments and which are characterized by payments of fixed or determinable maturity are classified as “investments held to maturity” when the Group has the intention and the capacity to hold them in portfolio until maturity. After initial recognition, financial investments held until maturity are measured at amortized cost. This cost is calculated as the initial value recorded less the repayment of the capital portion, plus or less the accumulated amortization using the effective interest rate method of any difference between the initial value recorded and the amount at maturity. This calculation includes all the commissions or points paid between the parties which are an integral part of the effective interest rate, transaction costs and other premiums or discounts. For investments measured at amortized cost, the gains and losses are recognized in the Income Statement when the investment is eliminated or if there is a loss in value, in addition to the amortization process.

Loans and receivables
Loans and receivables are non-derivative financial assets with fixed or determinable payments, which are not quoted on an active market. After initial recognition, these assets are measured in accordance with the amortized cost criteria using the effective discount rate method net of all provisions for loss in value.
The amortized cost is calculated taking into consideration all discounts or purchase premiums and includes the commissions which are an integral part of the effective interest rate and of the transaction costs. The gains and losses are recognized in the Income Statement when the loans and receivables are eliminated or if there is a loss in value, in addition to the amortization process.
The doubtful debt provision reflects management’s estimate on losses on the client portfolio.
The estimate of the doubtful debt provision is based on the expected losses by the Group, based on past experience for similar receivables, current and historic amounts overdue, losses incurred, receipts, careful monitoring of the credit quality and projections on economic and market conditions.

Fair value
For shares traded on regulated markets, the fair value is determined with reference to the stock market prices recorded at the end of trading at the balance sheet date.
After initial recording, the financial instruments available for sale and trading are measured at fair value. When the market price is not available, the fair value of the financial instruments available for sale are measured using the most appropriate valuation techniques, such as the analysis of the discounted cash flows, made with available market information at the balance sheet date, the most recent transaction prices between independent parties, the current market value of an instrument substantially similar and option appreciation models.
The securities held with the intention of holding them in portfolio until maturity and all the financial assets for which no active market is available and whose fair value cannot be measured reliably, are measured, if they have a prefixed maturity, at amortized cost, utilizing the effective interest rate method. When the financial assets do not have fixed maturities they are valued at acquisition cost.
Receivables with maturities of over one year which bear no interest or an interest rate significantly lower than market rates are discounted using market rates.

Investments in associated companies
The Group investments in associated companies are measured under the equity method. An associated company is one in which the Group exercises significant influence and is not classifiable as a subsidiary or joint venture.
For purposes of the equity method, a share in an associated company is recorded on the balance sheet at cost, increased by changes, subsequent to acquisition, in the Group’s share of the associate’s net equity. Goodwill pertaining to the associate is included in the carrying value of the share, and is not subject to depreciation. When a loss pertaining to the Group exceeds the carrying value of the investment, this is written down and any surplus is recorded in a specific provision to the extent the Group is legally or implicitly obligated to cover the associated company’s losses or make payments on its behalf. The income statement reflects the Group’s share of the associate’s result for the period. If an associated

Fintiles Group        Annual Accounts

(ALL AMOUNTS ARE EXPRESSED IN THOUSANDS OF EURO EXCEPT WHERE OTHERWISE STATED)

company records adjustments with direct charge to net equity, the Group records its share and records this (where applicable) in the schedule of changes in equity.
The closing date of associates’ accounts is aligned with that of the Group. The accounting standards used conform to those used by the Group for transactions and events of the same type and under similar circumstances.

Equity investments in other companies
At the time of acquisition, shares in companies other than subsidiaries and associates (generally less than 20%) are classified as financial assets “available-for-sale” or as assets “valued at fair value with changes recorded in the Income Statement.”
These investments are valued at fair value or at cost in case of unlisted investments or of investments whose fair value are not reliable or cannot be calculated, adjusted for losses in value, in accordance with IAS 39. Changes in the value of investments classified as available-for-sale are recorded in an equity reserve to be charged to the Income Statement at the time of sale or if there is a reduction in value. Changes in the value of investments classified as assets valued at fair value with changes recorded in the income statement are recorded directly to the Income Statement.

Other financial assets
Receivables and other financial assets to be held until maturity are recorded at cost represented by the fair value of the initial consideration plus transaction costs. Initial carrying value is subsequently adjusted to account for redemptions in principal, any write-downs and amortization of the difference between the redemption value and initial carrying value. Amortization is made on the basis of the internal effective interest rate represented by the rate equal to, at the moment of initial recognition, the current value of expected cash flows ant the initial carrying value (amortized cost method).

Cash and cash equivalents
Depending on their nature, cash and other equivalent available funds are recorded at face value or at amortized cost.
Other equivalent available funds represent short-term, high-liquidity funds that are quickly convertible into certain cash values, subject to negligible risk of change in value, and whose original maturity at the time of acquisition does not exceed three months.
For the purposes of the consolidated cash flow statement, cash and cash equivalents are recorded as available funds, as defined above, net of bank overdrafts and of the liquidity to be repaid to the credit institutions, in the amount in which these form part of the cash management system of the group.
Cash and cash equivalent at the end of the reporting period as shown in the consolidated cash flows statements can be reconciled to the related items in the consolidated balance sheets as follows:

Table 3.14

(Euro thousands)	31.12.2012	31.12.2011
Cash and bank balances	59,955	65,154
Funding from other financial institutions	(4,395)	0
Cash and cash equivalent	55,560	65,154

Financial liabilities
Financial liabilities consist of financial payables, financial liabilities regarding derivatives, and trade payables.
Financial liabilities, other than derivative financial instruments, are initially recorded at fair value, increased by the costs of the operation; subsequently they are measured at amortized cost and therefore at initial value, net of capital repayments already made, adjusted (increased or decreased) based on amortization (using the effective interest method) of any differences between the initial value and the maturity value.

Fintiles Group        Annual Accounts

(ALL AMOUNTS ARE EXPRESSED IN THOUSANDS OF EURO EXCEPT WHERE OTHERWISE STATED)

Derivative financial instruments
The Group holds financial derivatives in order to offset its exposure to interest rate risk regarding specific assets and liabilities.
On the initial recognition, the derivative instruments are recorded at fair value. The adjustments to fair value are recorded through profit and loss, with the exception of derivatives designated as cash flow hedge instruments.
In accordance with IAS 39, financial hedge derivatives may be accounted for under hedge accounting only when:

a)	The hedging instrument is formally designated and documented at the start of hedging.
b)    The hedge is expected to be highly effective.
c)    The effectiveness can be reliably measured.

d)	The hedge is highly effective during the various accounting periods for which it is designated.

Derivatives qualifying as hedging instruments
In all cases where derivatives are designated as hedging instruments in accordance with IAS 39, the Group formally documents, commencing from the beginning of the hedge, the relation of the hedge between the hedging instrument and the item hedged, the objectives of the risk management and the hedging strategies applied.
The Group also documents the assessment of the effectiveness of the hedge instrument in offsetting the variances in the cash flows attributable to the risk hedged. This assessment is made at the beginning of the hedge and throughout its duration.

Cash flow hedges
If a financial derivative instrument is designated as a hedge against changes in the cash flows of a recognized asset or liability or of a highly probable future transaction, the effective portion of the gains or losses deriving from the adjustment to the fair value of the derivative instrument is recognized in a separate equity reserve account (Fair value hedge reserve). The accumulated gain or loss is reversed from the equity reserve and recognized in the income statement in the same years in which the effects of the hedged transaction are recognized in the income statement. The portion of the gain or loss on the ineffective part of the hedge is recognized directly in the income statement. If a hedge is closed, but the hedged transaction has not been concluded, accumulated gains and losses remain in the equity reserve and are reclassified in the income statement when the transaction is concluded or when a loss in value is recognized. If the hedged transaction is no longer deemed probable, the gains or losses not yet realized and accounted for in the equity reserve are recognized immediately in the income statement.
If hedge accounting cannot be applied, gains or losses deriving from the fair value of the financial derivative instrument are recognized directly in the income statement.

Fair value hedges
If a financial derivative is designated as a hedge against changes in the fair value of a recognized asset or liability attributable to a particular risk, the gain or loss from the change in fair value of the hedging instrument is recognized in the income statement. The gain or loss from the fair value adjustment of the hedged item, for the effective portion of the risk hedged, changes the carrying value of such item and is recognized in the income statement.

De-recognition of financial assets and liabilities
Financial assets
Financial assets (or, where applicable, part of a financial asset or part of a group of similar financial assets) are eliminated from the consolidated financial statements when:
•The right to receive the financial flows of the asset terminates.

Fintiles Group        Annual Accounts

(ALL AMOUNTS ARE EXPRESSED IN THOUSANDS OF EURO EXCEPT WHERE OTHERWISE STATED)

•	The Group retains the contractual right to receive the cash flows from the asset, but assumes a contractual obligation to pay the cash flows fully and without delay to a third party.

•
The Group has transferred its right to receive the cash flows from the asset and (a) has transferred substantially all of the risks and rewards of ownership of the financial asset or (b) has not transferred or retained substantially all of the risks and rewards of the asset, but has transferred control of the asset.

Where the Group has transferred all the contractual rights to receive the cash flows from an asset and has not transferred or withheld substantially all of the risks and rewards or has not lost control, the asset is recorded in the consolidated financial statements of the Group up to the amount of its residual holding in the asset. Residual involvement that takes the form of a guarantee on the transferred asset is valued at the asset’s initial carrying value or the maximum consideration that the Group could be required to pay, whichever is less.

Securitization
In December 2005, the company Marazzi Group S.p.A undertook a credit securitization operation in which Marazzi Group S.p.A. and Hatria S.p.A. were the originators.
The agreement called for a programme of revolving assignments pursuant to which the originators had the right to assign receivables generated in the course of operations and claimed from debtors registered in Euro zone countries without recourse to the Italian branch of the bank.
The assignments may be made on a monthly basis over five years, and are regulated by Law No. 52 of February 21, 1991 (so-called Factoring Law).
The agreement was structured to permit transfer to the bank of a substantial portion of the risks linked to the factored credits, permitting their derecognition from the balance sheet of the originators.
In July 2009 the operating structure was renewed, which extended the current arrangement for five years and modified the terms to now include Marazzi Iberia S.A. and Group Marazzi France S.A. The transfers of these companies was undertaken in accordance with the provisions of Spanish law (Article 690 and 1526 and thereafter of the Civil Code, article 347-348 of the Commercial Code and additional provisions 3 of Law 1/1999, law on Spanish factoring, and subsequent modifications) and French law (Article 23 of Law 313 up to article 34 of Law 313 of the Monetary and Finance Code) in relation to factoring and the first transfer was completed in December 2009. In both cases the counterparty was a French registered company.
Pursuant to the agreement, the assignee appointed all the originator companies as the parties responsible for managing the securitized receivables (servicers). As such, they have the task of recovering such receivables and are required to deposit amounts collected to the assignee on a daily basis. The fluctuation risks of interest rates and the late payment of the receivables secured are entirely transferred to the assignee under the new structure. The company Marazzi Group S.p.A., as Central Coordinator of the operation, maintains a remunerated deposit at the Italian branch of the bank, for a variable amount calculated monthly, as guarantee of any subsequent adjustments in the nominal value of the receivable ceded following credit notes, commercial discounts etc., and of the risk on the assets (so-called commingling) relating to collections on behalf of the counterparty.
At December 31, 2012 and December 31, 2011, the originators assigned receivables as per IAS 39 amounting to Euro 64.6 million and Euro 68.8 million respectively.

Financial liabilities
A financial liability is derecognized from the consolidated financial statements when the underlying liability is settled or cancelled.
If an existing financial liability is replaced by another by the same lender but under substantially different conditions, or if the conditions of an existing financial liability are substantially changed, such a swap or change is treated as a settlement of the original liability and the opening of a new liability, with any differences in accounting values recorded in the income statement.

Fintiles Group        Annual Accounts

(ALL AMOUNTS ARE EXPRESSED IN THOUSANDS OF EURO EXCEPT WHERE OTHERWISE STATED)

Inventory
Inventories are recorded at the lower of purchase or production cost and realizable value represented by the amount that the Company expects to obtain from their sale in the normal course of operations. The cost configuration adopted derives from the weighted average cost method for raw materials and primarily from the First In First Out method (FIFO) for finished products. Weighted average cost includes accrued expenses for purchases in the period. The valuation of inventories includes direct materials and labor costs and indirect production costs. Provisions are made for materials, finished products, spare parts, and other supplies considered obsolete or slow moving, while also taking into account their expected future use and realizable value.

Employee benefits
Post-employment benefits
The benefits guaranteed to employees and disbursed at the time of or subsequent to retirement by means of defined benefit plans (severance indemnity for Italian companies) are recorded in the period the right accrues.
The liability for defined benefit plans, net of any plan assets, is calculated on the basis of actuarial assumptions and is recorded by the accrual method consistent with the years of employment necessary to obtain such benefits. The liability is calculated by independent actuaries. The gains and losses deriving from the actuarial calculation are recorded in the income statement as cost or income.
With the objective of anticipating future events for the calculation of the charges, liabilities and assets relating to these plans, various statistical assumptions and valuation factors are utilized. The assumptions relate to the discount rate, the expected return of the plan assets and the rate of future salary increases. In addition, the actuarial consultants of the Group utilize factors, for example mortality and employee turnover rates.
Up to December 31, 2006, the employee leaving indemnities of the Italian companies were considered as defined benefit plans. Following the changes to the management of the fund with the introduction of Law No. 296 of December 27, 2006 (the so-called “Employee Leaving Indemnity Reform”) this fund is now to be considered a defined benefit plan exclusively for the amounts matured prior to January 1, 2007 (and not paid at the balance sheet date), while subsequent to this date they are similar to a defined contribution plan.
For the defined contribution plans only the contributions due are recorded and the liability represents the total contributions matured at the balance sheet date net of any advances and is classified in the account “Other current liabilities”.
The cost for the period matured based on the employee service is recorded in labor costs.

Provisions for risks and charges
Provisions for risks and charges relate to costs and expenses of a defined nature and of certain or probable existence whose amount or date of occurrence are uncertain at the balance sheet date. The provisions are recorded when a legal or implicit current obligation exists that derives from a past event and a payment of resources is probable to satisfy the obligation and the amount of this payment can be reliably estimated.
Provisions are recorded at the value representing the best estimate of the amount that the Company would pay to discharge the obligation or to transfer it to a third party at the balance sheet date. If the effect of discounting is significant, the provisions are calculated by discounting the expected future cash flows at a pre-tax discount rate which reflects the current market assessment of the time value of money. Where discounting is applied, the change in the provision due to the passage of time is recognized as a financial income or expense.

Grants
Grants from public bodies are recorded at fair value when there is a reasonable certainty that they will be received and that the conditions required to obtain them will be satisfied. Grants received for specific expenses are recorded under other liabilities and credited to the Income Statement with a systematic criterion in the years needed to offset related costs. Grants received for specific assets whose value is recorded in fixed assets are recorded as a direct reduction of such fixed assets. Operating grants (granted to provide immediate financial assistance to the company or to compensate for expenses and losses incurred in a previous year) are fully charged to the income statement when conditions for recognition have been satisfied.

Fintiles Group        Annual Accounts

(ALL AMOUNTS ARE EXPRESSED IN THOUSANDS OF EURO EXCEPT WHERE OTHERWISE STATED)

Revenues and costs
Revenue recognition
Revenues are recognized to the extent that their fair value can be reliably calculated and based on the probability that their economic benefits will be received. Revenues from sales of goods are recognized when significant risks and benefits of ownership are transferred to the buyer; this normally coincides with the shipment of the goods. Revenues are recorded net of discounts and allowances. Considering the nature of the sector, the Group has no significant returns of product.

Interest
Income and expenses are recorded on an accrual basis with regard to interest accrued on the net value of financial assets and liabilities using the effective interest rate.

Dividends
Dividends are recorded when Shareholders’ rights to receive payment have accrued.

Income taxes
Current taxes
Tax receivables and payables for the current and previous years are valued at the amount expected to be paid to / received from the tax authorities. The tax rates and regulations used to calculate such amounts are those issued or substantially issued as at the reporting date of the consolidated financial statements.

Deferred taxes
Deferred taxes are calculated using the liability method on temporary differences between values used for fiscal purposes and the assets and liabilities reported in the financial statements.
The deferred tax liabilities are recorded against all temporary taxable differences, with the exception of:

•
when deferred taxes derive from initial recognition of goodwill or of an asset or liability in a transaction that is not a business combination and that, at the time of the transaction, has no effects on the year’s profit calculated for purposes of the consolidated financial statements or on profit or loss calculated for tax purposes;

•
with reference to temporary differences related to investments in subsidiaries, associates, and joint ventures, if the reversal of the temporary differences can be controlled and it is probable that it will not occur in the foreseeable future.

Deferred tax assets are recognized on all temporary differences and fiscal losses carried forward to the extent of the probable existence of adequate future tax profits that can justify the use of deductible temporary differences and fiscal loses carried forwards, except:

•
when deferred tax assets relate to the temporary differences deriving from the initial recognition of an asset or liability in a transaction that is not a business combination and that, at the time of the transaction, has no effects on the year’s profit calculated for the purposes of the consolidated financial statements or on profit or loss calculated for tax purposes;

•
with reference to temporary differences related to investments in subsidiaries, associates, and joint ventures, the deferred tax assets are only recognized to the probable extent that the temporary differences will reverse in the immediate future and there are adequate profits to utilize the temporary differences.

The value of deferred tax assets recorded in the consolidated financial statements is reviewed at the close of each year and reduced to the extent it is unlikely that sufficient tax profits will be available in the future, so that some or all of the asset maybe used. Unrecognized deferred tax assets are re-examined annually at the reporting date and are recorded to the extent of the probability that the assessable profit is sufficient to permit such deferred tax assets to be recovered.

Fintiles Group        Annual Accounts

(ALL AMOUNTS ARE EXPRESSED IN THOUSANDS OF EURO EXCEPT WHERE OTHERWISE STATED)

Deferred tax assets and liabilities are calculated on the basis of the tax rates expected to be applied in the year in which the assets are realized or the amounts are paid, considering the rates in effect and those already issued or substantially issued as of the reporting date of the consolidated financial statements.
Income taxes for items recorded directly in equity are charged directly to net equity and not to the income statement.
Deferred tax assets and liabilities are offset if there is a legal right to compensate assets for current taxes with liabilities for current taxes and the deferred taxes refer to the same tax entity and the same tax authority.

Earnings per share
The earnings per share is calculated by dividing the net profit for the period attributable to the Parent Company’s ordinary shareholders by the weighted average number of ordinary shares outstanding during the period.
In order to calculate the diluted earnings per share, the average weighted number of shares outstanding is adjusted assuming the conversion of all shares with potential dilution effect. The Group’s net result is also adjusted to account for the effects of conversion, net of taxes.

Management of the financial risk: objectives and criteria
The activities of the Group are exposed to various risks. In general, the Group considers as risk the potential divergence of the actual results to the company objectives. Therefore, the risk can be represented by the possible variance of future potential scenarios.
The risk management policy of the Group is managed at different levels.

Strategic dimension
Some structural characteristics of the Group’s business model, long term strategies pursued by the company’s Management, represent the principal factors of risk management of the Group relating to the operating activities and to the market risks:

•
Geographic diversification – The decentralization of the factories and their operating autonomy contributes to mitigating diverse forms of risk, reducing the impact on the Group from risk factors of individual markets or factories.

•
Concentration of core business – the long-term experience in the same business sector and the leadership position in numerous markets (in addition to global leadership) permits the Group to identify and evaluate the operating and market risks in a timely and appropriate manner.

•
Size/global leadership – the total size of the Group permits a strong position with suppliers and clients, mitigating the risks relating to the procurement of resources and an increase in their costs, as well as the risks related to the loss of individual clients and pressures on sales prices.

Organizational level
To permit a more efficient management of the risk, the individual business units only manage the risks related to the production and markets in which they operate, while the risks not typically of an operating nature (e.g., the financial risks, acquisitions, etc.) are managed and coordinated principally by the subsidiary Marazzi Group S.p.A. for all of the Group.

Instruments
The management of the risk also takes place through the use of different instruments; principal among these are:

•
Policies and procedures at Group and local level, in particular relating to the organizational structure and governance, the management of the investments, the procurement activities and the treasury management (for which a project is currently being developed which will result in the global centralization of the Group treasury function).

•	Planning and control (reporting), at Group and local level.

Fintiles Group        Annual Accounts

(ALL AMOUNTS ARE EXPRESSED IN THOUSANDS OF EURO EXCEPT WHERE OTHERWISE STATED)

•
Insurance cover where applicable and considered effective: in particular, in addition to the insurance relating to the factories, in a diversified manner based on the risk valuation made by the local management, certain forms of credit insurance are made.

•	Hedging operations, in particular for some types of financial risks as described below relating to risks of a financial nature.

•	Other instruments relating to corporate governance (ethical code, form 231, supervisory boards, etc).

Focus on the management of the financial risk
The main risks generated by the Group’s financial instruments are currency risks, interest rate risks and credit risks. The Board of Directors examines and determines the functional risk management policies as summarized below.

Currency risk
The Group’s exchange risk exposure derives from the geographic distribution of its various industrial activities compared to the geographic distribution of the sales and procurement markets and also from the utilization of financing in foreign currency.
The objective is to protect the Group’s growth in value in Euro against possible negative effects of exchange risk, without penalizing the Group’s industrial and business strategies. The focus of financial management of exchange risk is on events that affect the Group’s cash flow and EBITDA¹. For the management of the Equity Risk, structural leverages (i.e. subsidiary companies’ debt and equity) were given priority. The currency risks on gas and electricity purchases (important component of the Energy risk) were managed jointly with raw materials price risks. The
Group’s currency risks are controlled and the hedging operations coordinated by the subsidiary Marazzi Group S.p.A.. The hedging policy was approved by the Board of Directors of the above subsidiary on April 18, 2005.
With regard to such policies, the use of derivative financial instruments is reserved for the management of exchange rate fluctuations connected to future monetary cash flows and asset and liability balance sheet items, and are not of a speculative nature.
The Group has identified three currency risk areas:

•
The “Business Exposure”, defined as the exposure to currency risks derived from net exposure to each Group company regarding commercial transactions. The main references for Business Exposure are budget currencies, which are the same across all group companies. The instruments used for management of the exposure are primarily linear instruments such as forward contracts and financing. The subsidiaries must systematically hedge the imbalances between trade receivables and payables, and propose, based on the guidelines received, adequate hedging strategies for expected cash flows.

•
The Equity exposure (which is derived from the existence of large companies expressed in currencies other than Euro) is considered significant when impacting upon EBITDA and cash-flow (and which therefore involves the profits and reserves distributable by the subsidiaries within the time horizon of the plan, given that the participations in foreign companies all have strategic importance, and therefore have no forecast divestment dates). The residual Equity exposure component, i.e. the share capital of the strategic participations and the reserves with no set distribution, represent an “accounting” component which does not have any financial importance, but that needs to be monitored in order to contain its impact on the devaluation of consolidated shareholders’ equity within acceptable limits (i.e. 5% of Group shareholder equity). The translation exposure of the Group is concentrated in USD and Roubles and it is significant, due to the high net worth of the companies in the USA and Russia. The objective is to reduce exposure to Equity risk in the medium term, rebalancing the shareholder equity of the foreign associated companies through the distribution of reserves or the implementation of extraordinary operations and the rebalancing of the financial position through the leveraging of the subsidiaries’ exposure to currency risks to be at least in line with the Group’s average and to defend the component of the EBITDA expressed in currencies other than the Euro.

-----------------------------------------------
¹ The Ebitda is defined as the operating result before provisions and amortization, depreciation and restructuring charges and asset write-downs and of the costs directly related to incurring such charges; it is a measure utilised by Management of the Company to monitor and evaluate the operating performance, but is not identified specifically within IFRS and, therefore, must not be considered as an alternative accounting indicator. As the composition of the Ebitda is not regulated by the applicable accounting standards, the criteria used in the calculation of the Ebitda by the Group may not be uniform with the criteria adopted by other groups and, therefore, may not be comparable.

Fintiles Group        Annual Accounts

(ALL AMOUNTS ARE EXPRESSED IN THOUSANDS OF EURO EXCEPT WHERE OTHERWISE STATED)

•
The “Energy exposure” derives from the utilization of energy sources in the production processes whose price, normally expressed in USD, is related to that of petroleum. The first phase in the management of the position on these raw materials is the negotiation on supplies related to the most liquid market parameters and therefore permit the greatest possibility to manage the risk. The hedging strategies permitted are those which adhere to the components of the price of the raw materials; hedging policies are not used on underlying proxies which are not highly correlated; the price risk component of the raw material must not be hedged separately from the currency risk component. The objective of the hedge is to ensure the stability of the cost components for an adequate time period, which will ensure the adjustment on sales prices, normally renewed on an annual basis.

Interest rate risk
The interest rate risk exposure derives from the necessity to finance the industrial operating activities, in addition to investing the liquidity held.
The change in market interest rates may impact negatively or positively on the Group result, indirectly impacting upon the costs and returns of the financing and investing operations.
The Group’s exposure to market risks due to interest rate changes is primarily related to the medium term bonds issued by the Group, which are characterized by variable interest rates linked to various indices. In order to manage this risk efficiently, the Group regularly assesses its exposure to the interest rate risk and consequently decides periodically the purchase of Interest Rate Swaps (“IRSs”), with which it agrees to exchange, at specified intervals, the difference between variable interest rates and fixed interest rates calculated with reference to a pre-defined notional capital.
With regard to such policies, the use of derivative financial instruments is reserved for the management of interest rate fluctuations connected to future monetary cash flows and asset and liability balance sheet items and are not of a speculative nature.
The information on the fair value of the derivative financial instruments at the balance sheet date is reported in the notes below, together with additional information on Group financial risks.

Credit risk
There are no substantial concentrations of credit risk within the Group. Financial assets are recorded in the consolidated financial statements net of the write-downs calculated on the basis of the risk of non-fulfillment by the counterparty, determined considering the information available on the client’s solvency and considering historical data.

Liquidity risk
The liquidity risk of the Group may arise from the difficulty to obtain loans to support operating activities in a timely manner.
The cash flows, financing requirements and the liquidity of the companies of the Group are monitored and managed centrally under the control of the Group Corporate Treasury Department, with the objective of guaranteeing efficient management of the financial resources.

Fintiles Group        Annual Accounts

(ALL AMOUNTS ARE EXPRESSED IN THOUSANDS OF EURO EXCEPT WHERE OTHERWISE STATED)

3.2.3    Notes to the main Balance Sheet accounts

3.2.3.1 Cash and bank balances
The breakdown of this account is shown in the following table:

Table 3.15

Cash and cash equivalents	31.12.2012	31.12.2011
Bank and postal accounts	58,363	62,389
Liquidity from other financial institutions	1,439	2,272
Cheques	18	382
Cash in hand and similar	135	111
Total	59,955	65,154
The changes in liquidity are illustrated in the cash flow statement.
Liquidity from other financial institutions is attributable to the securitization of receivables. The balance derives from the technical method of settlement of the existing positions at the end of the month of the counterparty company.

3.2.3.2 Trade receivables
The breakdown of this account is shown in the following table:

Table 3.16

Trade receivables	31.12.2012	31.12.2011
Trade receivables – third parties	154,762	166,629
Trade receivables from associated and related companies	6,775	7,655
Allowance for doubtful debts	(18,410)	(19,472)
Total	143,127	154,812
The receivables from associated and related companies derive from normal commercial transactions at current market conditions.
The ageing of the trade receivables at December 31, 2012 and December 31, 2011 was as follows:

Table 3.17

Overdue at 31.12.2012	Not overdue	< 3 months	> 3 months < 12	> 1 year	Total
Trade receivables	107,368	20,869	12,194	21,106	161,537
Allowance for doubtful debts	(334)	(1,534)	(3,941)	(12,601)	(18,410)
Total	107,034	19,335	8,253	8,505	143,127

Overdue at 31.12.2011	Not overdue	< 3 months	> 3 months < 12	> 1 year	Total
Trade receivables	120,746	20,919	12,690	19,929	174,284
Allowance for doubtful debts	(684)	(1,305)	(3,449)	(14,034)	(19,472)
Total	120,062	19,614	9,241	5,895	154,812

Fintiles Group        Annual Accounts

(ALL AMOUNTS ARE EXPRESSED IN THOUSANDS OF EURO EXCEPT WHERE OTHERWISE STATED)

Trade receivables are shown net of the doubtful debt provision of Euro 18,410 at December 31, 2012 (Euro 19,472 at December 31, 2011), determined based on the periodic analysis carried out on the recoverability of receivables taking into account the aging of trade receivables and solvency of the clients and of historical data relating to bad debts. The movements in the provisions in 2012 were as follows:

Table 3.18
Allowance for doubtful debts	31.12.2011	Provisions	Utilize	31.12.2012
Allowance for doubtful debts	(19,472)	(3,249)	4,311	(18,410)
The carrying value of trade receivables, net of the doubtful debt provision, approximates their fair value.

3.2.3.3 Inventories
The final inventories include the following categories:

Table 3.19

Inventories	31.12.2012	31.12.2011
Raw materials	56,384	55,552
Semi-processed products	10,947	10,194
Finished products	223,144	197,662
Total	290,475	263,408

These figures are net of provision for inventory write-downs, which total Euro 25,916 and Euro 27,149 as of December 31, 2012 and December 31, 2011 respectively. The decrease in the provision was mainly due to the disposal of products made during the year which had been written-down in prior years, as part of the rationalization of the product range.

3.2.3.4     Other current assets
The breakdown of this account is shown in the following table:
Table 3.20

Other current assets	31.12.2012	31.12.2011
VAT and other tax receivables	20,811	20,216
Other current receivables	13,068	4,043
Advances to suppliers	3,306	3,816
Prepayments and accrued income	4,381	5,619
Total	41,566	33,694

The carrying value of the other current assets approximates their fair value.
The increase in Other current receivables relates for Euro 7.2 million to the insurance compensation not yet received for the damage caused from the earthquake at the production site of Finale Emilia.

3.2.3.5 Current financial assets
The breakdown of this account is shown in the following table:

Table 3.21

Current financial assets	31.12.2012	31.12.2011
Short-term financial receivables	8,398	11,691
Total	8,398	11,691

Fintiles Group        Annual Accounts

(ALL AMOUNTS ARE EXPRESSED IN THOUSANDS OF EURO EXCEPT WHERE OTHERWISE STATED)

The subsidiary Marazzi Group S.p.A. as Central Coordinator of the securitization, as established by the new structure in place from July 2009, maintains a remunerated deposit at the Italian branch of the counterparty bank, for a variable amount calculated monthly, amounting to Euro 7.4 million at December 31, 2012 (Euro 8.5 million at December 31, 2011), as guarantee of any subsequent adjustments in the nominal value of the receivable ceded following credit notes, commercial discounts etc., as well as to guarantee the risk on the assets (so-called commingling) relating to collections on behalf of the counterparty. This amount is included in short-term financial receivables for the periods presented.
Current financial assets at December 31, 2011 included loans granted by Marazzi Group S.p.A. to third party companies for Euro 2.5 million classified in the present year under non-current financial assets in consideration of their maturity. This loan was repaid by the customer for Euro 550 at the end of 2012, while the residual part has been extended until the end of 2014, consequently, the remaining balance has been classified among long-term loans.
No loans were granted to members of the Board of Directors, or supervision committees of the Parent Company.

3.2.3.6 Property, plant and equipment
The net carrying value of Property, plant and equipment as of December 31, 2012 and December 31, 2011 are detailed below:

Table 3.22

PROPERTY, PLANT & EQUIPMENT	Land	Buildings and improvements	Plant and machinery	Commercial and industrial equipment	Other tangible assets	Assets in progress	Total
Historic cost at 31.12.2011	119,371	255,626	726,419	47,921	4,758	27,699	1,181,794
Write down provision at 31.12.2011			(439)				(439)
Accum. depr.at 31.12.2011	0	(87,107)	(538,729)	(38,728)	(4,361)	0	(668,925)
Net value at 31.12.2011	119,371	168,519	187,251	9,193	397	27,699	512,430
Historical cost at 31.12.2012	119,341	267,519	768,177	48,890	4,827	31,849	1,240,603
Write down provision at 31.12.2012	(1,500)	(358)	(884)				(2,742)
Accum. Depr. At 31.12.2012	0	(94,579)	(570,544)	(39,902)	(4,379)	0	(709,404)
Net value at 31.12.2012	117,841	172,582	196,749	8,988	448	31,849	528,457
The account Property, plant and equipment includes the following amounts from finance leasing contracts existing as of December 31, 2012 and December 31, 2011:

Table 3.23

	31.12.2012	31.12.2011
Plant, machinery and other assets	64,646	69,569
Accumulated depreciation	(64,645)	(69,421)
Total	1	148

Fintiles Group        Annual Accounts

(ALL AMOUNTS ARE EXPRESSED IN THOUSANDS OF EURO EXCEPT WHERE OTHERWISE STATED)

The changes in the account Property, plant and equipment during 2011 and 2012 were as follows:

Table 3.24

PROPERTY, PLANT & EQUIPMENT	Land	Buildings and improvements	Plant and machinery	Commercial and industrial equipment	Other tangible assets	Assets in progress	Total
Net value at 31.12.2010	119,556	159,521	178,420	9,760	374	36,314	503,945
Acquisitions	0	1,329	862	208	219	61,380	63,998
Disposals	0	(16)	(1,544)	(81)	(22)	111	(1,552)
Write-downs	0	(594)	(622)	0	0	0	(1,216)
Depreciation	0	(8,679)	(37,896)	(3,636)	(157)	0	(50,368)
Reclassifications	(259)	17,413	48,073	3,017	(14)	(70,109)	(1,879)
Currency changes	74	(455)	(42)	(75)	(3)	3	(498)
Net value at 31.12.2011	119,371	168,519	187,251	9,193	397	27,699	512,430
Acquisitions	25	402	1,148	467	108	71,160	73,310
Disposals	(25)	(430)	(337)	(59)	(3)	(125)	(979)
Write-downs	(1,500)	(3,121)	(846)	0	0	0	(5,467)
Depreciation	0	(9,140)	(40,426)	(3,582)	(145)	0	(53,293)
Reclassifications	(3)	14,669	48,874	3,352	91	(67,306)	(323)
Currency changes	(27)	1,683	1,085	(383)	0	421	2,779
Net value at 31.12.2012	117,841	172,582	196,749	8,988	448	31,849	528,457

Acquisitions in the year amounted to Euro 73.3 million (Euro 64.0 million in 2011). These acquisitions were mainly of Italian and Russian companies.
In relation to the Italian Business Unit, acquisitions totaled Euro 29.1 million (Euro 19.9 million in 2011) and concern the renewal and the improvement of industrial plant and machinery in the Italian Group factories.
In Russia acquisitions totalled Euro 30.7 million (Euro 18.3 million in 2011) and include the completion of the first porcelain line in Orel; in the USA investments amounted to Euro 7.9 million (Euro 19.3 million in 2011).
The write-down in 2012 includes the damage to buildings and plant at the Finale Emilia production site following the earthquake of May 20, 2012 for Euro 3.4 million; as previously stated, insurance compensation against this damage of the same amount was recognized, avoiding therefore any impact on the result.
The write-down of land in 2012 concerns the loss in value of the land belonging to the factory of an Italian Group company, amounting to Euro 1.5 million, based on an independent expert’s opinion.
The value in use of the tangible fixed assets included in the industrial process of the Group, of the intangible fixed assets, of the goodwill and of the investments in associates, was subject to an impairment test in accordance with the requirements of IAS 36. The values of these fixed assets were allocated to the specific CGU’s which, for the Group were defined by the single Business Unit (BU): Italy, France, Spain, Russia, USA and the Group sanitary ware division assets within the subsidiary company Hatria S.p.A.. For the calculation, the projection of the cash flows from the financial plans which cover a period of four years was utilized. This plan was prepared based on estimates for the year 2013 and based on the considerations expressed by Management and by the Country managers in drawing up the economic and financial outlook for the years 2014-2016 (2014-2015 for the US, Russian and Spanish Business Units). For the impairment test of the US, Russian and Spanish Business Units the cash flows for 2015 were moved forward one year as considered representative of cash flows expected for 2016.

In addition to the timeline of the plan, a terminal value was established assuming an operating cash flow, Net operating profit Less Adjusted Tax (“Noplat”), appropriately normalized to maintain the normal operating conditions. In the choice of the growth rate to be applied to the Noplat, it was established that in line with the development forecast in the plan that a growth of between 1.5% and 4.0% (1.4% and 4.1% in 2011) could be expected based on the countries in which the individual CGU’s operate as indicated below.

Fintiles Group        Annual Accounts

(ALL AMOUNTS ARE EXPRESSED IN THOUSANDS OF EURO EXCEPT WHERE OTHERWISE STATED)

The operating cash flow established was discounted utilizing a discount rate (indicated below for each geographic area in which the Group CGU’s operate) which reflects the cost/opportunity weighted for each of the sources of capital (weighted average cost of capital).

The discount rate utilized, as is the case for the medium-long term “g” growth rate, was established based on the country risk where the individual CGU’s operate:

Table 3.25

Geographic Area	WACC 2012	“g” 2012	WACC 2011	“g” 2011	Sensitivity WACC	Sensitvity “g”
Eurozone	8.3%	1.5%	6,6%	1.4%	9.0%	1.0%
USA	6.0%	2.3%	6.7%	2.3%	9.0%	1.5%
Russia	11.7%	4.0%	12.3%	4.1%	15.0%	1.5%
Under the parameters described above, the results for all of the CGU’s were positive, highlighting a wide differential between the value in use based on the parameters outlined above and the corresponding carrying value with the exception of the French and Spanish CGU’s and the sanitary ware division for which the results were more contained. In particular, it is highlighted that despite the significant losses of the subsidiary company Hatria S.p.A., operating in the sanitary ware sector, in 2012 and the previous years, the impairment test did not indicate the necessity to write-down the fixed assets of the company further than commented upon previously in relation to land. The plan utilized for the test reflects the synergies which the Group Management expects to be developed in the coming years through greater integration of the sanitary ware sector activities with the Italian and foreign companies of the Group operating in the tile sector. The implementation of this plan, thanks also to the continued financial support of the Group, will allow the subsidiary to rebalance in the medium term its capital, financial and income structure, guaranteeing its going concern.
Similarly a sensitivity analysis was carried out according to various risk scenarios in 2012 and 2011. Also increasing the discount rate to 9.0% (up to 15.0% in Russia) and assuming a long-term growth rate of 1.0%, the recoverable value of the CGU’s would remain greater than their carrying value.

3.2.3.7     Investment property
The historic cost, accumulated depreciation and the net carrying value of investment property as of December 31, 2012 and December 31, 2011 are detailed in the following table:

Table 3.26

Investment property
Historical cost at 31.12.2011	4,768
Accumulated depreciation at 31.12.2011	(15)
Net value at 31.12.2011	4,753
Historical cost at 31.12.2012	5,103
Accumulated depreciation at 31.12.2012	(21)
Net value at 31.12.2012	5,082

Fintiles Group        Annual Accounts

(ALL AMOUNTS ARE EXPRESSED IN THOUSANDS OF EURO EXCEPT WHERE OTHERWISE STATED)

The changes in the investment property account in 2011 and 2012 were as follows:

Table 3.27

Investment property
Net value at 31.12.2010	4,720
Disposals	(121)
Reclassifications	160
Depreciation	(6)
Net value at 31.12.2011	4,753
Reclassifications	335
Depreciation	(6)
Net value at 31.12.2012	5,082
This account principally refers to the land owned by the subsidiary Marazzi Iberia, recognized at cost, which substantially approximates its fair value.

3.2.3.8     Intangible assets
The historic cost, accumulated amortization and the net carrying value of intangible assets as at December 31, 2012 and December 31, 2011 are detailed in the following table:

Table 3.28

INTANGIBLE ASSETS	Brands	EDP and Software	Other	TOTAL
Historical cost at 31.12.2011	29,668	29,888	15,974	75,530
Write-down provision at 31.12.2011			(221)	(221)
Accumulated amortization at 31.12.2011	(23,216)	(12,667)	(8,261)	(44,144)
Net value at 31.12.2011	6,452	17,221	7,492	31,165
Historical cost at 31.12.2012	29,985	33,947	18,895	82,827
Write-down provision at 31.12.2012			(261)	(261)
Accumulated amortization at 31.12.2012	(21,742)	(17,478)	(11,964)	(51,184)
Net value at 31.12.2012	8,243	16,469	6,670	31,382

Fintiles Group        Annual Accounts

(ALL AMOUNTS ARE EXPRESSED IN THOUSANDS OF EURO EXCEPT WHERE OTHERWISE STATED)

Specifically, the changes in the account Intangible assets in 2012 and 2011 were as follows:

Table 3.29

INTANGIBLE ASSETS	Brands	EDP and Software	Other	TOTAL
Net value at 31.12.2010	6,574	17,702	8,078	32,354
Acquisitions	56	4,316	2,067	6,439
Disposals	0	(4)	0	(4)
Amortization	(63)	(4,878)	(2,635)	(7,576)
Reclassifications	28	84	(28)	84
Currency changes	(143)	1	10	(132)
Net value at 31.12.2011	6,452	17,221	7,492	31,165
Purchases	58	3,684	3,133	6,875
Disposals	(16)	0	0	(16)
Amortization	(73)	(4,891)	(3,956)	(8,920)
Reclassifications	0	454	1	455
Other movements	1,547	0	0	1,547
Currency changes	275	1	0	276
Net vaue at 31.12.2012	8,243	16,469	6,670	31,382
Brands principally refer to the allocation of the difference on first consolidation between the value recognized in 2005 and the carrying value of the Kerama brand of the KM Group (previously Kerama) of Euro 8,535.
The increase in the account EDP and software in 2012 and 2011 is attributable to the investments made in Italy for new management software which will gradually be adopted by all the Group companies.
In relation to the account Others, in 2012 costs were capitalized, in accordance with IAS 38 as described in Note 3.2.2., of Euro 3.0 million (Euro 2.0 million in 2011) relating to specific projects for new product lines.

3.2.3.9     Goodwill
The account amounts to Euro 3,497 at December 31, 2012 and Euro 3,497 at December 31, 2011. The amount includes:

•
Euro 2,125 derives from the acquisition of Mix Ceramiche S.p.A., a subsidiary since 2000 and from January 1, 2010 merged into Marazzi Group S.p.a; following this acquisition, the Group was able to complete its product range with different formats;

•
Euro 1,372, from gains, compared to the fair value of assets and liabilities, paid on the acquisition of the remaining share of 50% of the company Tekma S.r.l. (now Marazzi Engineering S.r.l.), operating in the assembly and installation of elevated floors and large surface area facades, in April 2008; this value is entirely allocated to the strategic potential of this specific activity, within the long-term development plans of the Group.

The goodwill, generated from the consolidation of these subsidiaries, has been allocated to the specific CGU “Italy”. The amount allocated to the CGUs was determined on the value in use. For the valuation, the method described in the previous Note 3.2.3.6 for the “impairment test” on the value of the tangible fixed assets was used.
At December 31, 2012 and 2011 the impairment test did not highlight any loss in value of the recognized goodwill.

3.2.3.10 Non-current financial assets

Table 3.30

Non-current financial assets	31.12.2012	31.12.2011
Long-term financial receivables	3,157	0
Total	3,157	0

Fintiles Group        Annual Accounts

(ALL AMOUNTS ARE EXPRESSED IN THOUSANDS OF EURO EXCEPT WHERE OTHERWISE STATED)

The Long-term financial receivables comprise loans and receivables for assets granted under finance leases by the Russian subsidiary companies to third parties.
They also include loans granted by Marazzi Group S.p.A. to third party companies for Euro 1.9 million (last year amounting to Euro 2.5 million and classified under current financial assets as commented upon previously).
There are currently no indications that these receivables are not fully recoverable and therefore no write-down was made in the present financial statements.

3.2.3.11 Investments valued under the equity method
The changes in financial investments consolidated under the equity method in 2011 and 2012 are as follows:

Table 3.31

Equity investments valued at equity
Net value at 31.12.2010	18,004
Share of profits/losses valued at Equity	(250)
Net value at 31.12.2011	17,754
Reclassifications	5
Share of profits/losses valued at Equity	(5,629)
Net value at 31.12.2012	12,130
For the full list of investments valued under the equity method, reference should be made to Note 3.2.2.
Balance sheet and income statement information of the main associated companies valued under the equity method at December 31, 2012 and December 31, 2011 is shown in the following table:

Table 3.32

31.12.2012	Finmill S.r.l.	Tempini S.p.A.
Balance sheet:
Current assets	1	38,528
Fixed assets	1,261	16,319
Current liabilities	44	48,656
Non-current liabilities	150	1,820
Net assets	1,068	4,371
Revenues and result:
Revenues	0	28,154
Net Loss	(843)	(7,052)
Carrying value of the investment	352	11,573

Fintiles Group        Annual Accounts

(ALL AMOUNTS ARE EXPRESSED IN THOUSANDS OF EURO EXCEPT WHERE OTHERWISE STATED)

Table 3.33

31.12.2011	Finmill S.r.l.	Tempini S.p.A.
Balance sheet:
Current assets	2	44,610
Fixed assets	2,086	14,810
Current liabilities	177	44,241
Non-current liabilities	-	2,087
Net assets	1,911	13,092
Revenues and result:
Revenues	0	45,346
Loss	(587)	1,629
Carrying value of the investment	644	16,956
For Finmill S.r.l. and Tempini S.p.A. (“Tempini”) the figures concern their separate financial statements.
The carrying value of the investment in Tempini, established under the equity method, was significantly greater (approx. Euro 10 million) than the corresponding share of net equity of the associated company. Despite the financial difficulties of this associate - currently engaged in an effort to reach agreement with its banks and main suppliers - which, if not reached, could generate considerable doubt about the existence on a going concern basis, the Group Directors are confident, based on information available to them, that these negotiations will be successful and therefore they are of the opinion about the significant role this investment plays in the delivery of the Group objectives on the North Italian market. Consequently, despite these uncertainties, the investment in Tempini was valued as part of the Italian CGU, which includes all of the Italian Group companies operating in the tiles sector and their relative assets. As indicated previously, the impairment test, at December 31, 2012 and 2011, carried out on the assets of the Italian CGU was positive and on this basis the Directors of the Company do not consider that a further write-down in the value of the investment in Tempini is requested, nor a write-down of the trade receivables due from the associated company.

3.2.3.12 Other investments
The changes in the account Other investments in 2012 and 2011 were as follows:

Table 3.34

Other investments
Net value at 31.12.2010	2,110
Increase	194
Share of profits/losses recorded directly to Equity	(127)
Write-downs	(427)
Currency changes	12
Net value at 31.12.2011	1,762
Write-downs	(1,168)
Other movements	(41)
Currency changes	17
Net value at 31.12.2012	570

The 2012 write-downs refer for Euro 1,167 to impairments on the investment in the Turkish company Vitra Karo San.Ve. Tic. A.S. (Ex Eks Eczacibasi).
The 2011 write-downs refer for Euro 304 to impairments on the investment in Penta Levigatura S.p.A.
For the full list of the other equity investments reference should be made to the details in the preceding Note relating to the consolidation scope.

Fintiles Group        Annual Accounts

(ALL AMOUNTS ARE EXPRESSED IN THOUSANDS OF EURO EXCEPT WHERE OTHERWISE STATED)

3.2.3.13 Other non-current assets
The other non-current assets consist of:

Table 3.35

Other non-current assets	31.12.2012	31.12.2011
Deposits and other assets	2,921	3,446
Receivable from holding for tax consolidation	1,242	6
Non-current receivables	25	0
Total	4,188	3,452
The receivable from the parent company Finceramica S.p.A. concerns the IRES receivable from the tax consolidation of the subsidiary Marazzi Group S.p.A., following the repayment request for non-deduction of IRAP concerning employee expenses for the 2007 tax year.
The carrying value of the above receivables approximates their fair value.

3.2.3.14 Assets held-for-sale
At December 31, 2012 the account amounted to Euro 13,399 (Euro 16,390 at December 31, 2011) and was broken down as follows:

Table 3.36

(Euro thousands)	31.12.2012	31.12.2011
Buildings	6,984	8,900
Other assets	6,415	7,490
Total Assets held-for-sale	13,399	16,390
The movements in assets held-for-sale and related liabilities in 2012 were as follows:

Table 3.37

	31.12.2011	Increases	Write-down/Revaluation	Sales	Currency Diff.	31.12.2012
Buildings	7,300	347	(603)	(1,320)		5,724
Commercial, logistical and other:
- Alsace Logistic S.A.	1,600		(340)			1,260
Other assets	7,490		(1,000)		(75)	6,415
Total Assets	9,090		(1,340)		(75)	7,675
Total assets held-for-sale	16,390	347	(1,943)	(1,320)	(75)	13,399

Other liabilities	1,106	36			(23)	1,119
Total liabilities related to assets held-for-sale	1,106	36	-	-	(23)	1,119
Net assets held-for-sale	15,284	311	(1,943)	(1,320)	(52)	12,280

Fintiles Group        Annual Accounts

(ALL AMOUNTS ARE EXPRESSED IN THOUSANDS OF EURO EXCEPT WHERE OTHERWISE STATED)

The movements in assets held-for-sale and related liabilities in 2011 were as follows:

Table 3.38

	31.12.2010	Increase	Write-down/Revaluation	Sales	Currency Diff.	31.12.2011
Buildings	7,389	323	(49)	(363)		7,300
Commercial, logistical and other:
- Pontault Combault	1,205			(1,205)		0
- Strasbourg	381			(381)		0
- Alsace Logistic		1,600				1,600
Other assets	8,391		(1,000)		99	7,490
Total Assets	9,977	1,600	(1,000)	(1,586)	99	9,090
Total assets held-for-sale	17,366	1,923	(1,049)	(1,949)	99	16,390

Other liabilities	1,079				27	1,106
Total liabilities relating to assets held-for-sale	1,079	0	0	0	27	1,106
Net assets held-for-sale	16,287	1,923	(1,049)	(1,949)	72	15,284

The account Buildings held-for-sale amount to Euro 5,724 at December 31, 2012 (Euro 7,300 at December 31, 2011) and includes properties acquired through exchanges, also with related parties, held exclusively for subsequent sale. In consideration of the continued property market crisis, the negotiations for the sale of these buildings were slow-down. Despite this they have been maintained as assets held-for-sale, although the 12-month period has elapsed, in that these assets will be exclusively realized through sale as soon as market conditions allow.
The commercial and logistic assets held-for-sale relate to the building of the French company Alsace Logistic, currently utilized as a logistics platform. The valuation at fair value for Euro 1,260 at December 31, 2012 (Euro 1,600 at December 31, 2011) resulted in a write-down in the year of Euro 340. This building has also been maintained as an asset held-for-sale, although the 12-month period has elapsed, in that this asset will be exclusively realized through sale as soon as market conditions allow.

The account Other assets concerns, as in the previous year, the carrying value of a number of assets held by a subsidiary company which manages a clay quarry in the Ukraine. The company operations are currently suspended, awaiting the result of negotiations concerning its sale. In 2011 and in 2012, although a non-binding agreement was signed with a local operator confirming the intention of the parties to proceed in the negotiations, the final sale has not yet been concluded, expected by the end of the current year, partly due to a slowdown in the negotiations due to the simultaneous negotiations for the change in control of the Group; the Directors, in consideration of the fact that the negotiations are still in progress at the beginning of 2013, have maintained the presentation of the above-stated assets as held-for-sale in accordance with IFRS 5.
In addition, the agreement currently under discussion establishes for the realization of the carrying value of the assets recorded to the consolidated financial statements through the sales price and, particularly, future savings related to the contemporaneous signing of a clay supply contract for the coming 9 years at prices already fixed. The Directors are seeking to establish better conditions for the agreement, also considering the theoretical possibility of a recommencement of quarry operations in a more integrated manner with the operations of the Group in Russia. The Directors - although with uncertainties surrounding the outcome of the negotiations in progress and concerning the estimates valuing the future benefits expected both in the case of the sale of the company and its maintenance within the Group - does not consider that indicators are currently in place to suggest the need for significant further write-downs of the carrying value of the above-stated assets.

Fintiles Group        Annual Accounts

(ALL AMOUNTS ARE EXPRESSED IN THOUSANDS OF EURO EXCEPT WHERE OTHERWISE STATED)

3.2.3.15 Short-term loans
Short-term loans are analyzed as follows:

Table 3.39

Short-term loans	31.12.2012	31.12.2011
Payables to banks	12,372	15,971
Funding from other financial institutions	4,354	0
Other financial payables	38	0
Total	16,764	15,971
At December 31, 2012, the Group had revocable short-term bank credit lines of Euro 91,296 (Euro 104,017 at December 31, 2011) of which Euro 80,047 (equal to approx. 88% of the total) not utilized and freely available (Euro 88,046 at December 31, 2011 (equal to approx. 85% of the total)).
The carrying value of the above payables approximates their fair value.

3.2.3.16 Current financial liabilities
The current financial liabilities are shown in the table below:

Table 3.40

Current financial liabilities	31.12.2012	31.12.2011
Fair value forward currency hedge derivative instruments	0	185
IRS hedging derivative instruments	9,266	6,545
Total	9,266	6,730
The derivative financial instruments at December 31, 2012 are undertaken to hedge the interest rate risk and in line with Group policy; these derivative operations offset the interest rate risk concerning the debt exposition at variable interest rates of the Group. The IRS subscribed entail – at each given maturity – an exchange of interest payments, calculated on a notional reference value, at agreed rates. The IRS effect of the derivatives is to transform the underlying liability at a variable rate into a liability at a fixed rate.
The fair value of the financial derivative instruments is calculated considering market parameters at the balance sheet date utilizing financial market valuation models (discounted cash flows).
Tests were made on the effectiveness of the IRS derivatives at the designation date of the hedge (projection tests) and at each subsequent quarter (projection and retrospective tests) as per IAS 39, utilizing the “assumed perfect hedge derivative” method. The effectiveness test was positive and the full fair value variation of the IRS derivative was recorded in the net equity reserve.

3.2.3.17 Trade payables

Table 3.41

Trade payables	31.12.2012	31.12.2011
Trade payables - associated companies and related parties	1,825	2,156
Trade payables – third parties	139,008	137,136
Payables for asset purchases	39,141	37,569
Total	179,974	176,861

Fintiles Group        Annual Accounts

(ALL AMOUNTS ARE EXPRESSED IN THOUSANDS OF EURO EXCEPT WHERE OTHERWISE STATED)

The trade payables to associated companies and related parties are due for Euro 1,174 at December 31, 2012 (Euro 1,456 at December 31, 2011) to Regina Pacis S.p.A. against rental contracts signed by the subsidiary Marazzi Group S.p.A. and described below.
The carrying value of the above payables approximates their fair value.

3.2.3.18 Income tax payables

Table 3.42

Taxes payable	31.12.2012	31.12.2011
Taxes payable	1,674	2,579
Total	1,674	2,579
3.2.3.19 Other current liabilities
The breakdown of the account “Other current liabilities” is detailed below:

Table 3.43

Other current liabilities	31.12.2012	31.12.2011
Other payables	7,923	7,344
Employee payables	38,460	19,654
Social security institution payables	6,025	6,432
Current taxes (excluding corporation tax)	10,811	8,733
Total	63,219	42,163
The carrying value of the above payables approximates their fair value.
The breakdown of the account “Employee payables” is shown in the following table:

Table 3.44

Employee payables	31.12.2012	31.12.2011
Employee payables	29,546	10,967
Payables for additional month pay	1,804	1,753
Vacation days not taken	7,110	6,934
Total	38,460	19,654

3.2.3.20 Current provisions for risks and charges

Table 3.45

Provisions for risks and charges	31.12.2012	31.12.2011
Provisions for risks and charges	4,748	8,963
Total	4,748	8,963
At December 31, 2012 and 2011 the account included the provision for restructuring charges to be incurred principally for the personnel reorganization (Euro 0.5 million and Euro 2.6 million respectively), contractual risk charges (Euro 0.4 million and Euro 1.4 million respectively) and provisions for current dispute risks (Euro 2.5 million and Euro 1.6 million respectively).
The reduction in 2012 of Euro 4.2 million is substantially due to utilizations and is described below.
The restructuring charges provision concerns the charges to complete the plan announced in previous years.

Fintiles Group        Annual Accounts

(ALL AMOUNTS ARE EXPRESSED IN THOUSANDS OF EURO EXCEPT WHERE OTHERWISE STATED)

It is the opinion of the Directors that the final outcome of the current and potential litigation within the course of business activity, which is not currently foreseeable, will not have a significant effect on the Group’s consolidated financial statements.
The changes in the provision for risks and charges in 2012 and in 2011 were as follows:

Table 3.46

Provisions for risks and charges
Net value at December 31, 2010	11,548
Provisions	6,863
Utilisations	(9,499)
Exchange differences	51
Net value at December 31, 2011	8,963
Provisions	362
Utilizations	(3,933)
Reclassifications	(622)
Exchange differences	(22)
Net value at December 31, 2012	4,748
The utilizations of the restructuring and contractual risks at December 31, 2012 amounted respectively to Euro 2.1 million and Euro 1.1 million. Provisions in 2012 of Euro 0.3 million entirely concern restructuring charges relating to contracts (recognized in total for Euro 9.0 million – reference should be made to point 3.2.3.34 for further details).

3.2.3.21 Long-term loans

The breakdown of the long-term loans is as follows:

Table 3.47

Long-term loans	31.12.2012	31.12.2011
Loans in Euro:
1. Loans repayable from 2012 to 2017, at variable rates	580,727	563,554
2. Loans repayable from 2012 to 2026, subsidized by the Government	5,494	1,897
Total	586,221	565,451

Loans in Roubles:
3.Loans repayable up tol 2016, at variable rates	40,473	44,275
4. Lease payments for the acquisition of tangible fixed assets	0	44
Total	40,473	44,319

Loans in US Dollars:
5. Revolving loans repayable by 2016, at variable rates	0	11,593
Total	0	11,593

Loans in Yen:
6. Variable rate loans	134	206
Total	134	206

Total long-term payables	626,828	621,569
Less current portion	(39,307)	(65,029)
Long-term portion	587,521	556,540

Fintiles Group        Annual Accounts

(ALL AMOUNTS ARE EXPRESSED IN THOUSANDS OF EURO EXCEPT WHERE OTHERWISE STATED)

The changes in the year are illustrated in the Cash Flow Statement.
The exposure to the interest rate risk, relating to variable interest rate loans as per point 1, was offset through interest rate swap contracts which convert the variable rate to fixed rate for a total notional amount of Euro 315 million (Euro 370 million for December 31, 2011) with commencement dates from 2007 and 2011 and maturity dates from 2013 to 2016 (see Note 3.2.3.16).
The maturities of long-term debt in the next five years and subsequent to December 31, 2012 in the currency in which the loans were provided were the following:

Table 3.48

	Total	Euro	Rouble	Yen
Due within 1 year	39,306	28,167	11,139	-
Within 24 months	227,544	217,738	9,782	24
Within 36 months	76,861	64,638	12,113	110
Within 48 months	273,968	266,529	7,439	-
Within 60 months	5,631	5,631	-	-
Over 60 months	3,518	3,518	-	-
Total	626,828	586,221	40,473	134
At December 31, 2012, the Group had medium term committed credit lines not utilized of approx. Euro 168.7 million (Euro 193 million at December 31, 2011). The breakdown of the loans in Euro, Roubles and US Dollars are shown below.
Loans in Euro

At December 31, 2012, the Parent Company had a loan with a primary credit institution, totaling Euro 284,913 (Euro 295,788 at December 31, 2011).
The loan is structured into two term credit lines, for Euro 195,650 and for Euro 56,300 (Euro 67,080 at December 31, 2011), fully utilized for a total of Euro 251,950 (Euro 262,730 at December 31, 2011) and a revolving credit line of Euro 50,000, utilized at 31/12 for Euro 32,963 (Euro 33,058 at December 31, 2011).

The term credit line of Euro 195,650 and the revolving line of Euro 50,000 are both repayable in a single settlement in May 2016, while the other tranche of the term loan of Euro 56,300 (Euro 67,080 at December 31, 2011) is repayable according to a pre-established repayment plan with maturity between 2014 and 2016.

In order to mitigate the volatility of the interest charges on the above loans, the interest rate was transformed from variable to fixed rate through Interest Rate Swap contracts as explained at point 3.2.3.16.
At December 31, 2012 and 2011, Marazzi Group S.p.A. had a loan with a primary Italian credit institution, totaling Euro 270,000.
The loan is divided into two tranches: a bullet credit line, of Euro 100,000, and a revolving credit line of Euro 170,000 for functional management.
The subsidiary Marazzi Group S.p.A. also has available medium term credit lines totalling Euro 131 million at December 31, 2012 (Euro 121 million at December 31, 2011) agreed on a bilateral basis with primary Italian and international credit institutions. These revolving stand-by credit lines are available to the Group as committed lines for the contractual duration of the relative loans. The interest rate is variable and linked to the Euribor.
One of the Russian companies of the Group has loans in Euro at variable interest rates for approximately Euro 15.2 million at December 31, 2012 (Euro 26 million at December 31, 2011). These loans are supported by guarantees given by the subsidiary Marazzi Group S.p.A..
The Spanish company of the Group has a loan at a variable interest rate for an original total amount of Euro 4 million and a residual value of Euro 0.4 million at December 31, 2012 (residual of Euro 1.4 million at December 31, 2011). The repayments are of equal half-yearly amounts with final repayment in June 2013. During the period a new variable rate

Fintiles Group        Annual Accounts

(ALL AMOUNTS ARE EXPRESSED IN THOUSANDS OF EURO EXCEPT WHERE OTHERWISE STATED)

loan was undertaken for a total amount of Euro 1 million (of a similar residual value at December 31, 2012), repayable in equal quarterly instalments from 2013 and concluding in June 2015.

Loans in Roubles
At December 31, 2012 the loans denominated in Roubles stipulated at various interest rates amounted to an equivalent of Euro 40.5 million (Euro 44.3 million at December 31, 2011). These loans are supported by guarantees given by the subsidiary Marazzi Group S.p.A.

Loans in USD
At December 31, 2012 and 2011, two of the Group’s American companies had a revolving stand-by loan of an amount of USD 55 million which involves the payment of a quarterly variable interest rate, indexed to the USD Libor. At December 31, 2012 this was not utilized (Euro 11.6 million was utilized at December 31, 2011).
In the majority of cases, the above-mentioned loans are subject to financial clauses (covenants) which provide for the maintaining by companies of the Group of certain economic and financial performance indicators and whose non compliance would result in the immediate repayment of the loans. These performance indicators are in line with the market standards established in various countries.
The financial covenants indicated above at December 31, 2012 and 2011 have been fulfilled.
The long-term value of the loans in the accounts is not significantly different from their fair value.
The net financial position at December 31, 2012 and 2011 is as follows:

Table 3.49

(Euro thousands)	31.12.2012	31.12.2011
Cash	59,955	65,154
Current financial receivables	8,398	11,691
Current financial payables	16,764	15,971
Current portion of non-current debt	39,307	65,029
Other current financial payables	9,266	6,730
Current debt	65,337	87,730
Net current financial position	(3,016)	10,885
Non-current financial payables	596,507	568,619
Non-current financial position	596,507	568,619
Net financial position in accordance with Consob DEM/6064293/06	593,490	579,504
Other non-current payables/(receivables)	(3,157)	0
Net financial position	590,333	579,504

3.2.3.22 Non-current financial liabilities
The non-current financial liabilities at December 31, 2012 and 2011, are shown in the table below:

Table 3.50

Non-current financial liabilities	31.12.2012	31.12.2011
IRS hedging derivative instruments	8,986	12,079
Total	8,986	12,079

Fintiles Group        Annual Accounts

(ALL AMOUNTS ARE EXPRESSED IN THOUSANDS OF EURO EXCEPT WHERE OTHERWISE STATED)

For a more detailed analysis reference should be made to the comments at point 3.2.3.16 “Current financial liabilities”.

3.2.3.23 Post-employment benefits
The table below shows the composition of the employee benefits at December 31, 2012 and 2011.

Table 3.51

Post-employment and other employee benefits	31.12.2012	31.12.2011
Employee leaving indemnity (Italy)	14,895	14,081
Pension and service bonus (France)	816	696
Total	15,711	14,777

Employee Leaving Indemnity
The table below shows the movements of the employee leaving indemnity at December 31, 2012 and 2011:

Table 3.52

Employee leaving indemnity	2012	2011
Current value of obligations at the beginning of the year	14,081	16,026
Financial charges	633	684
Benefits provided	(1,419)	(2,483)
Actuarial (gain)/loss	1,600	(146)
Current value of obligations at the end of the year	14,895	14,081
Employee leaving indemnity is considered a liability with specific benefits that are to be accounted for according to IAS 19, and therefore the related liability is determined using actuarial techniques.
The main assumptions used in the determination of the current value of the employee leaving indemnity are illustrated in the following table:

Table 3.53

Employee leaving indemnity and other employee benefits	31.12.2012	31.12.2011
Discount rate at beginning of the year	3.7%	4.7%
Annual increase in the cost of living	2.0%	2.0%
Expected rate of employee turnover	2.0%	2.0%
Probability of death	Tab. RG 48	Tab. RG 48
Probability of invalidity	Tab. CNR Rome-70%	Tab. CNR Rome-70%
The financial assumptions adopted for the calculation of the current value of employee leaving indemnity at December 31, 2012 compared to 2011 were revised by the Group to take account of the current economic climate.
The amendments introduced concern in particular the annual discount rate which is more contained - reducing from 4.7% to 3.75%. The annual discount rate utilized for the valuation of employee leaving indemnity at December 31, 2012 was based on the weighted average of the IBoxx Corporate A10+ rates in 2012. The same methodology was applied for the establishment of the discount rate utilized last year at December 31, 2011 but based on the IBoxx Corporate AA 10+ rate.
The change in the benchmark index was made in consideration of the more representative nature of the new index, in light of the altered risk within the Eurozone and resulted in, with other conditions remaining unaltered, a smaller increase in the liability in the present year of Euro 1,061 than if last year’s assumptions had been utilized.

Fintiles Group        Annual Accounts

(ALL AMOUNTS ARE EXPRESSED IN THOUSANDS OF EURO EXCEPT WHERE OTHERWISE STATED)

Pension and good service bonus (France)
The following table shows the changes as of December 31, 2012 and 2011 of the reserves allocated by the Group’s French companies in applying French legislation with regards to employee severance indemnities:

Table 3.54

Pension and good service bonus (France)	2012	2011
Current value of obligations at the beginning of the year	696	852
Benefits provided	0	(54)
Current service cost and financial charges	120	(102)
Current value of obligations at the end of the year	816	696
This provision is considered a defined benefit obligation and recognized in accordance with IAS 19.
The main assumptions used in the determination of the current value of the pension and good service bonus in France are illustrated in the following table:

Table 3.55

Pension and good service bonus (France)	31.12.2012	31.12.2011
Discount rate at the beginning of the year	4.1%	4.1%
Annual increase in the cost of living	2.0%	2.0%
Expected rate of employee turnover	4.0%-18.0%	4.0%-18.0%
Probability of death	TV-TH 2000-2002	TV-TH 2000-2002
Probability of invalidity	TV-TH 2000-2002	TV-TH 2000-2002

Number of employees
The average number of employees per category is shown in the following table:

Table 3.56

Category	2012	2011
Executives	101	103
Managers & white-collar	2,325	2,251
Blue collars	3,886	3,794
Total	6,312	6,148
The increase in the average number of employees is concentrated in the Russian and US Business Units where the average workforce increased respectively by 177 and 61. In Europe personnel numbers decreased by 73, of which 39 in Italy, 13 in France and 21 in Spain.
At December 31, 2012 the number of persons employed by the Group was 6,312.

Fintiles Group        Annual Accounts

(ALL AMOUNTS ARE EXPRESSED IN THOUSANDS OF EURO EXCEPT WHERE OTHERWISE STATED)

3.2.3.24 Other non-current liabilities

The breakdown of this account is shown in the following table:

Table 3.57

Other non-current liabilities	31.12.2012	31.12.2011
Payables for asset purchases	26,684	17,231
Other liabilities	445	452
Total	27,129	17,683
The payables for asset purchases relates to investments made in recent years principally by the Italian, Russian and American companies of the Group and provide for extended payment terms. The increase in the period is related to the increase in the non-current portion of payables for the purchase of assets in Russia and the USA.
The carrying value of the above positions approximates their fair value.

3.2.3.25 Non-current provisions for risks and charges

The Group recognises costs related to potential liabilities when the loss is considered probable.
The breakdown of this account is shown in the following table:

Table 3.58

Provisions for risks and charges	31.12.2012	31.12.2011
Provision for agents leaving indemnity	3,109	2,768
Provision for other risks	1,536	2,047
Provision for tax risks	0	333
Restoration provision	0	36
Total	4,645	5,184

The change in provisions in 2012 and 2011 is as follows:

Table 3.59

	Provision for agents leaving indemnity	Provision for other risks	Provision for tax risks	Restoration provision
Net value at 31.12.2010	2,604	1,490	1,007	0
Provisions	478	579	250	34
Utilisations	(314)	(22)	0	0
Reclassifications	0	0	(927)	0
Exchange differences	0	0	3	2
Net value at 31.12.2011	2,768	2,047	333	36
Provisions	341	166	0	0
Utilizations	0	(677)	(333)	0
Reclassifications	0	0	0	(36)
Exchange differences	0	0	0	0
Net value at 31.12.2012	3,109	1,536	0	0

Fintiles Group        Annual Accounts

(ALL AMOUNTS ARE EXPRESSED IN THOUSANDS OF EURO EXCEPT WHERE OTHERWISE STATED)

The agents’ leaving indemnity relates to some Italian companies of the Group. In the first half of 2011, the subsidiary Marazzi Group S.p.A. was subject to a general inspection by the Tax Agency, Regional Centre of Emilia Romagna Large Contributions Office, for the 2007 tax year. The inspection was concluded with the preparation of a Formal Written Notice on April 29, 2011. Following the appeals concluding in May 2012, the company presented an agreed settlement procedure and on July 9, 2012 signed the relative settlement for a total including taxes, penalties and interest of Euro 852 thousand, to be paid in installments and fully provisioned in the accounts.
The Directors consider that from the conclusion of the above stated disputes, in addition to those from the fiscal years still open of the Parent Company and of the subsidiaries, no significant liabilities will be recorded to the financial statements.
The account Provision for other risks primarily relates to estimated liabilities deriving from pending disputes initiated by social security institutions for worker’s compensation.
The Directors consider that from the conclusion of the above stated disputes, in addition to those from the fiscal years still open, no material liabilities will be recorded to the financial statements.

3.2.3.26 Liabilities related to assets held-for-sale
The account of Euro 1,119 at December 31, 2012 (Euro 1,106 at December 31, 2011) relates to liabilities directly related to assets held-for-sale and commented upon at point 3.2.3.14.

3.2.3.27 Share capital and reserves
The share capital at December 31, 2012 and 2011 amounts to Euro 10,789 and consists of 10,789,497 ordinary shares with a par value of Euro 1 each.
There were no movements in the number of shares in 2012. The changes in the shareholders’ equity are illustrated in the consolidated financial statements.
At December 31, 2012 and 2011, the Parent Company and the companies of the Group did not hold any treasury shares.
Comments on changes in shareholders’ equity
The principal changes in the Shareholders’ Equity refer, in addition to the result for the year, to the positive impact from the translation of the accounts of foreign subsidiaries and changes in the cash flow hedge reserve. This latter change is reported net of the tax effect, as recognized to the comprehensive income statement and amounting to Euro 375 at December 31, 2012 and Euro 22 at December 31, 2011. These reserves are of a temporary nature recording the fair value variations of the derivatives hedged, and will be cancelled with the simultaneous recording to the income statement of the interest streams from the underlying loans hedged.
No dividends were distributed in 2012, nor were there any payments made on account on the 2012 dividends, excepted Euro 156 to non-controlling interests.

3.2.3.28 Commitments and risks

The Group provided bank guarantees for Euro 8,204 and for Euro 7,820, as of December 31, 2012 and December 31, 2011, respectively.

Fintiles Group        Annual Accounts

(ALL AMOUNTS ARE EXPRESSED IN THOUSANDS OF EURO EXCEPT WHERE OTHERWISE STATED)

The future lease commitments as of December 31, 2012 relating to operating leases (rentals) with an original expiry of at least one year are summarized as follows:
Table 3.60

Operating leases	31.12.2012
Within 1 year	10,281
Within 24 months	5,453
Within 36 months	3,519
Within 48 months	2,055
Within 60 months	1,370
Over 60 months	3,640
Total lease payments	26,318

3.2.3.29 Revenues
In the years ended December 31, 2012 and December 31, 2011 net sales totaled Euro 857,689 and Euro 832,547 respectively and can be divided into segments as shown in the following table:

Table 3.61

Revenues	2012	2011
Tile sales	793,307	764,593
Semi-finished and raw materials sales	23,682	26,918
Sanitary sales	21,953	24,296
Revenues for services and other	18,747	16,740
Total	857,689	832,547
The Group remains focused on its core businesses – the design, production and sale of tiles. It also markets, through the Italian Business Unit, raw materials and semi-finished products, as well as production of ceramic sanitary ware.
Tile sales improved 3.8% on 2011 following a strong performance in Russia (+15.4%) and in the USA (+13.6%) which offsets the contraction in Europe (-7.4%), while consolidated sanitary ware sales (-9.6% compared to the previous year) again report a drop.

Consolidated sales of clays, sprays and other raw materials for the ceramics industry reduced 12% due to the gradual disengagement of the Group from ancillary businesses, which began in 2010 and continued also in 2011 and 2012.
Service and other revenues principally comprised sales of non-ceramic other finished products (self-assembly tools and services): the increase on 2011 relates to the US Business Unit following the consolidation of the commercial activities of the Marazzi Distribution sales points.

Fintiles Group        Annual Accounts

(ALL AMOUNTS ARE EXPRESSED IN THOUSANDS OF EURO EXCEPT WHERE OTHERWISE STATED)

3.2.3.30 Cost of sales
The composition of the cost of sales is shown in the following table:

Table 3.62

Cost of sales	2012	2011
Raw materials purchases	135,419	132,470
Parts and consumables	23,268	20,808
Packaging	30,304	29,127
Finished products purchases	44,479	61,276
Energy purchases	91,095	79,893
External processing and production services	22,497	22,444
Transport	27,008	30,558
Labor costs and related charges	111,010	107,107
Amortization and depreciation	51,935	47,873
Maintenance	15,696	14,126
(Increase) decrease of inventory	(25,203)	(26,231)
Rent and industrial equipment leasing	1,506	1,475
Others	20,656	18,244
Increases in fixed assets constructed internally	(7,609)	(5,176)
Total	542,061	533,994

Thanks to the consolidation of the restructuring benefits, which enabled a greater use of the production capacity in all of the BU’s, it was possible to achieve a significant recovery in efficiency, reducing consumption by 6.0%, net of the changes in inventory.
This recovery in efficiency and the prudent management of all costs, in addition to increased revenues, resulted in an improvement in the gross margin of 5.7% to Euro 315 million (36.8% of sales).

3.2.3.31 Logistic expenses

The breakdown of this account is detailed in the following table:

Table 3.63

Logistic expenses	2012	2011
Labor costs and related charges	16,572	16,822
Amortization and depreciation	1,852	1,379
Internal transport	12,901	7,578
Packing	2,098	2,344
Other logistic expenses	10,526	10,713
Total	43,949	38,836

The increase in the account “Internal transport” relates to the increase in the Russian market costs following the higher volumes produced and sold and the general increase in the cost of truck and rail transport. The account “Other logistic expenses” relates principally to warehouse rental (Euro 3.7 million in 2012 and Euro 4.2 million in 2011) in the USA, Russia and Italy and for the residual part to other logistic services.

Fintiles Group        Annual Accounts

(ALL AMOUNTS ARE EXPRESSED IN THOUSANDS OF EURO EXCEPT WHERE OTHERWISE STATED)

3.2.3.32 Selling expenses
The breakdown of this account is detailed in the following table:

Table 3.64

Selling expenses	2012	2011
Labor costs and related charges	47,845	46,294
Promotions and advertising	43,578	45,545
Transport on sales	19,407	18,605
Amortization and depreciation	2,611	2,781
Losses on receivables	6,793	6,138
Other selling costs	26,707	24,237
Total	146,941	143,600

Labor costs increased due to the expanded workforce and higher emoluments in Russia and the USA. The account “other selling costs” refers principally to the rental of commercial space in the USA and Russia (Euro 9.2 million in 2012 and Euro 6.9 million in 2011), travel and sales representative expenses (Euro 7.8 million in 2012 and Euro 7.4 million in 2011) and commercial services and consultancy (Euro 7.0 million in 2012 and Euro 5.2 million in 2011). Losses on receivables of Euro 6.8 million have not changed significantly compared to the previous year.

3.2.3.33 General and administrative expenses
The breakdown of this account is detailed in the following table:

Table 3.65

General and administrative expenses	2012	2011
Labor costs and related charges	43,187	28,912
Duties and taxes (excluding corporation tax)	4,069	3,638
Legal and administrative services	10,263	3,150
Directors’ and auditors’ fees	1,205	1,192
Amortization and depreciation	5,839	5,932
General and administrative insurances	720	768
IT expenses	3,622	3,624
Telephone and postal expenses	1,082	1,033
Other general and administration expenses	6,983	6,795
Total	76,970	55,044

Fintiles Group        Annual Accounts

(ALL AMOUNTS ARE EXPRESSED IN THOUSANDS OF EURO EXCEPT WHERE OTHERWISE STATED)

3.2.3.34 Restructuring charges and asset write-downs
The restructuring charges and asset write-downs of Euro 9,097 (Euro 14,203 in 2011), relate to:
Table 3.66

(Euro thousands)	2012	2011
Charges for employee reductions in the year	3,945	3,565
Charges for employee reductions in future year	0	1,500
Contractual charges	708	1,632
Contractual obligations	0	900
Inventory provision of discontinued lines	0	471
Other charges	491	3,683
Total restructuring charges	5,144	11,751
Non-current asset write-downs	5,476	1,264
Insurance compensation	(3,464)	0
Fair value valuation of non-current assets held-for-sale	1,941	1,188
Restructuring charges and asset write-downs	9,097	14,203
In 2011 and 2012, the Group continued the corporate reorganization plan started in previous years. The restructuring charges incurred in both years relate to new actions as well as to the effects from actions undertaken in prior years.
In 2012 charges for the reduction of personnel in Italy amounted to Euro 2.8 million and Euro 1.1 million in Spain (Euro 1.7 million in 2011) and refer principally to leaving incentives. In addition, in 2011 similar costs were incurred in China for Euro 1 million and France for Euro 0.8 million.
In Italy, Euro 1.5 million was provisioned for leaving incentives to be incurred in 2012.
Contractual charges of Euro 0.7 million (Euro 1.6 million in 2011) relates to contractual commitments (expired at December 31, 2012) of the French Group companies to acquire production volumes for the two subsequent years to the sale of the French factories in 2010.
Contractual obligation charges in 2011 related to future obligations concerning the reorganization of the French BU.
The write-down of non-current assets held-for-sale concerns the value adjustment which, based on the valuations made and the plans currently being implemented, establishes a recoverable value of foreign operations no longer considered strategic and held-for-sale of Euro 1.0 million (Euro 1.0 million in 2011), and the impairment of Euro 0.9 million in 2012 (Euro 0.2 million in 2011) on property held exclusively for sale.
The non-current asset write-downs include the impairment on lands of the Italian subsidiary of Euro 1.5 million and write-downs following the earthquake of May 2012, which were however offset by insurance compensation, as commented in Note 3.2.2.
In 2011 the other charges and risks include for Euro 2.3 million the provision for risks related to the reorganization activities carried out in the past by the Italian BU and for Euro 0.5 million to the reorganization of the Chinese BU.

3.2.3.35 Other income
The breakdown of this account is detailed in the following table:

Table 3.67

Other income	2012	2011
Revenues from recharge of transport costs	5,839	6,253
Other income	11,946	3,138
Revenues from samples and displays	1,292	1,130
Gains on sale of assets	167	1,442
Others	2,908	1,777
Total	22,152	13,740

Fintiles Group        Annual Accounts

(ALL AMOUNTS ARE EXPRESSED IN THOUSANDS OF EURO EXCEPT WHERE OTHERWISE STATED)

In 2012 the account “Other income” includes Euro 6.3 million of insurance compensation for damage from the earthquake, concerning specifically the interruption to business and the demolition and clearance of the damaged buildings at the production site of Finale Emilia.
In 2012 the account “Others” includes Euro 0.6 million (Euro 1,4 million in 2011) relating to the capitalisation of development costs on new products and processes as previously described.

3.2.3.36 Other operating charges
The breakdown of this account is detailed in the following table:

Table 3.68

Other operating expenses	2012	2011
Provisions for various risks	157	657
Other charges	3,015	2,543
Loss on sale of assets	106	91
Total	3,278	3,291

3.2.3.37 Expenses by nature
The composition of expenses by nature, required by IAS 1.93, is detailed in the following table:

Table 3.69

Expenses by nature	2012	2011
Amortization and depreciation	62,236	57,966
Labor costs	218,614	199,135
Change in inventory	(25,203)	(26,231)
Purchases	319,053	320,741
Transport	54,224	50,695
Promotional and advertising	26,234	26,991
Commissions	17,344	18,554
Other charges	140,697	126,914
Total	813,199	774,765

Classified as:

Table 3.70

Expense category	2012	2011
Cost of sales	542,061	533,994
Logistic expenses	43,949	38,836
Selling expenses	146,941	143,600
General and administrative expenses	76,970	55,044
Other charges	3,278	3,291
Total	813,199	774,765

Fintiles Group        Annual Accounts

(ALL AMOUNTS ARE EXPRESSED IN THOUSANDS OF EURO EXCEPT WHERE OTHERWISE STATED)

The breakdown of labor cost is shown in the following table:

Table 3.71

Labor costs	2012	2011
Wages and salaries	159,205	140,908
Social charges	46,507	44,415
Post-employment benefits	5,165	4,731
Other personnel costs	7,737	9,081
Total	218,614	199,135

3.2.3.38 Financial charges

The breakdown of this account is detailed in the following table:

Table 3.72

Financial charges (income)	2012	2011
Interest income from bank deposits	1,276	1,373
Other financial income	112	55
Financial income	1,388	1,428

Borrowing costs on bank loans	33,705	34,998
Financial component leaving indemnity	2,043	598
Bank charges	5,498	4,033
Amortized cost charges	1,581	1,457
Other charges	1,532	2,020
Financial charges	44,359	43,106

Financial charges	42,971	41,678

Currency gains	(454)	(1,638)

Total	42,519	40,040

The other financial income refers to dividends received from some investment holdings.

Financial charges relate to short, medium, and long term debt obtained from credit and financial institutions.

The financial charges are net of financial charges capitalized on investments made during the year of Euro 896 (Euro 377 in 2011) and relate to the Russian subsidiaries (average annual capitalisation rate 7.6% in 2012 and 5% in 2011).

Other charges in 2012 include Euro 1,167 of impairments on the investment in the Turkish company Vitra Karo San.Ve. Tic. A.S. (Ex Eks Eczacibasi).Other charges in 2011 include losses previously recorded to the comprehensive income statement and in 2011 reclassified from net equity to income statement for Euro 1,306 following the elimination of the investment in MB Venture Capital Fund I Part. Company G N.V. classified to Other Investments.

For further information, reference should be made to the previous Note 3.2.3.21.

Net currency gains of Euro 454 are reported (net gains of Euro 1,638 in the previous year); the reduction of Euro 1.2 million relates to increased realized items for Euro 1.6 million and increased unrealized items for Euro 2.8 million.
The realized portion of currency gains is Euro 1.4 million (losses of Euro 0.2 million in 2011).

Fintiles Group        Annual Accounts

(ALL AMOUNTS ARE EXPRESSED IN THOUSANDS OF EURO EXCEPT WHERE OTHERWISE STATED)

3.2.3.39 Share of expenses from equity investments

Table 3.73

Share of income and charges	2012	2011
Share of income	(46)	(11)
Share of charges	5,675	261
Total	5,629	250

The charges in 2012 deriving from the equity valuation of holdings relate for Euro 5.3 million to Tempini S.p.A. and Euro 0.3 million to Finmill S.r.l..
For further information on investments in associated companies valued at equity reference should be made to Note 3.2.1 Form, content, accounting standards and valuation criteria.

3.2.3.40 Income taxes
3.2.3.40.1 Current income taxes
Pre-tax profits and the provisions for income taxes for the years ended December 31, 2012 and December 31, 2011 are summarised as follows:

Table 3.74

(Euro thousands)	2012	2011
Current taxes	20,942	20,645
Deferred tax charge (income)	(5,379)	(2,016)
Income taxes for the year	15,563	18,629

In accordance with current legislation, some italian companies of the group including the subsidiaries Marazzi Group S.p.A., Hatria S.p.A., Marazzi Engineering S.r.l., Armonie S.r.l. in liquidation and Area M S.r.l., adhered to the national fiscal consolidation for the 2012 income tax year led by the Parent Company Fintiles S.p.A., as fiscal consolidating company. This means that the Imposta sul reddito delle Società “IRES” charge is calculated on a tax base representing the aggregate of the taxable income and tax losses of the individual companies and the consolidating company. The economic effect relating to the assessable fiscal income remains within each company adhering to the national fiscal consolidation. The IRES income tax debtor and creditor positions with the tax authorities are transferred from the individual Italian companies to the consolidating company.

The Corrective Manoeuvre 2011 (Legislative Decree No. 98 of July 6, 2011, enacted with modifications by Law No. 111 of July 15, 2011) amended the treatment of tax losses. The new rules permit an unlimited time period to carry forward losses which may be utilized for up to 80% of the income in the period and is applicable also for losses matured in tax periods before its entry into force (2011). For entities whose tax period coincides with the calendar year, the utilization relates to losses incurred until the 2010 year-end.

The Group tax rate for 2012 was 166% (109% in 2011). The increase on 2011 concerns the greater proportion of non-deductible items of a permanent nature of the Group companies.

Fintiles Group        Annual Accounts

(ALL AMOUNTS ARE EXPRESSED IN THOUSANDS OF EURO EXCEPT WHERE OTHERWISE STATED)

The reconciliation between the nominal tax rate as per Italian legislation and the effective rate arising from the consolidated Financial Statements is as follows:

Table 3.75

	2012		2011
	Euro/mln	%	Euro/mln	%
Profit before taxes	9.4		17.0
Theoretical fiscal charge as per Italian legislation	2.9	31.4%	5.3	31.4%
Cumulative effect determined by different tax rates, applied in foreign countries	(4.00)	-42.8%	(1.60)	-9.4%
Fiscal losses not yet recoverable	8.8	94.0%	10.3	60.6%
Permanent differences on foreign entities tax effect	3.6	38.7%	(0.30)	-1.8%
IRES permanent differences	1.7	18.0%	2.5	14.7%
IRAP permanent differences	4.0	42.7%	6.2	36.5%
New fiscal allowances	0.0	0.0%	(1.20)	-7.1%
Deferred effect of change in tax rate	0.0	0.0%	0.2	1.2%
Tax on the distribution of foreign subsidiary reserves	1.9	20.1%	0.0	0.0%
Utilization of previous years tax losses	0.0	0.0%	(0.20)	-1.2%
Substitute tax dividend	0.6	6.2%	0.6	3.5%
Prior years tax adjustments	(0.5)	-5.0%	0.0	0.0%
Deductible IRAP on prior year labor costs (Law No.211, 6/12/2011)	(3.3)	-35.1%	0.0	0.0%
Other effects	(0.10)	-1.9%	(3.10)	-18.2%
Consolidated actual tax charge	15.6	165.8%	18.6	109.4%

The reduction in the tax charge of Euro 3.3 million is due to the recognition under Law No. 211, Article 2 of December 2011 of the deduction for IRES purposes of assessable IRAP on labor costs matured between 2007 and 2011, net of previously recognized deductions.

3.2.3.40.2 Deferred tax assets and liabilities
The following table shows the deferred tax assets and liabilities as of December 31, 2012 and December 31, 2011:

Table 3.76

Deferred tax assets and liabilities	31.12.2012	31.12.2011
Deferred tax assets	51,302	43,942
Deferred tax liabilities	(68,955)	(67,236)
Total net deferred tax liabilities	(17,653)	(23,294)
The deferred taxes reflect the net fiscal effect of the timing differences between the accounting and fiscal values of assets and liabilities.
The accounting of deferred taxes in the financial statements was made considering the possible recoverability of the deferred tax assets.

Fintiles Group        Annual Accounts

(ALL AMOUNTS ARE EXPRESSED IN THOUSANDS OF EURO EXCEPT WHERE OTHERWISE STATED)

The composition of net deferred tax liabilities as of December 31, 2012 and December 31, 2011 is reported in the following table:

Table 3.77

Composition of net deferred tax liabilities	December 31, 2011	changes 2012	Exchange differences	Directly to net equity (IAS 39)	December 31, 2012

Tax losses carried forward	75,074	24,515	(25)		99,564
Fixed assets	(46,222)	(1,323)	(286)		(47,831)
Accumulated depreciation	(12,047)	671	228		(11,148)
Net effect of the capitalisation of finance leases	0	0	0		0
Gains not realized on inventories	3,826	(63)	17		3,780
Inventory provision	12,608	(5,151)	(42)		7,415
Doubtful debt provision	3,970	(77)	(8)		3,885
Investment write-down provision		(35)	0		(35)
Amortization on leasehold improvements	(400)	30	0		(370)
Provisions for risks and charges	9,017	(5,668)	(10)		3,339
Dividends	(3,384)	(1,890)	0		(5,274)
Employee leaving indemnity and pension provisions	18	(51)	0		(33)
Hedging derivatives	2,592	0	0	(375)	2,217
Others	1,440	(2,128)	(22)		(710)
Total gross	46,492	8,830	(148)	(375)	54,799

Write-down provision	(69,786)	(2,697)	31		(72,452)

Net total	(23,294)	6,133	(117)	(375)	(17,653)

At December 31, 2012, the Group had fiscal losses carried forward primarily relating to the Parent Company (both concerning the company and as consolidating company of the Italian National Tax Consolidation), the French company and to a lesser extent to a Chinese subsidiary and some smaller Italian subsidiaries.
In relation to tax losses carried forward of the French companies, although there is no expiry for their use, write-down provisions were recorded for the entire amount in that, given the unlikely recovery in the short-term profitability of the companies, it is not considered reasonably probable that these losses will be utilized fiscally in the near future.
The use of these fiscal losses carried forward is on condition of the existence of future taxable revenue of these subsidiaries. At December 31, 2012 and December 31, 2011, regarding credits for tax losses carried forward of respectively Euro 99,564 and Euro 75,074, write-offs provisions for Euro 69,245 and Euro 54,262 have been recognized.

In relation to deferred tax assets on tax losses carried forward of the Italian Group companies of Euro 29.2 million, the Directors consider that these benefits will be realised based on the expected future results of the Italian companies involved in the tax consolidation and the recent introduction of a regulation which establishes an unlimited time period for the carrying forward of tax losses, including those matured in the tax periods before the introduction of the regulation. The increase in the year is due in part to the tax losses of a number of companies in 2012 of Euro 6.4 million and the recognition of the tax benefit from the fully deductible IRAP concerning labor costs for the 2007-2011 five-year period, as per Law No. 44 of April 26, 2012, for Euro 3.2 million.

Reference should be made to that outlined in Note 3.2.3.25 concerning the general inspection which took place at the subsidiary Marazzi Group S.p.A. in the period under review and for the updating in relation to direct and indirect tax disputes. In addition, some of the Group’s companies have been subject to tax audits in previous years without incurring any significant liabilities.

Fintiles Group        Annual Accounts

(ALL AMOUNTS ARE EXPRESSED IN THOUSANDS OF EURO EXCEPT WHERE OTHERWISE STATED)

3.2.3.41 Earnings per share
In accordance with IAS 33, the following section discloses information on the data used to calculate earnings per share and diluted earnings.
The earnings per share is calculated by dividing the net profit attributable to the ordinary shareholders of the Parent Company by the average weighted number of ordinary shares outstanding during the period.
For the purposes of the calculation of the basic earnings per share, the net profit for the year was utilized reduced by the non-controlling share. There are no preference shares, privilege share conversions or other similar instruments that would entail the adjustment of the earnings due to shareholders.
The following table reports the result and the number of ordinary shares used for the calculation of the basic earnings per share, determined in accordance with IAS 33.

Table 3.78

	2012	2011
Net profit attributed to the shareholders of the parent company	(6,799)	(3,365)
Weighted average number of ordinary shares to calculate basic earnings per share	10,789,497	10,789,497
Weighted average number of ordinary shares to calculate diluted earnings per share	10,789,497	10,789,497
Basic earnings per share – Euro	(0.6300)	(0.3120)
Diluted earnings per Share – Euro	(0.6300)	(0.3120)

3.2.4    Financial risk management
The Group is exposed to financial risks relating to its operating activities:

•	Credit risks, both in relation to normal commercial transactions with clients and its financial activities.

•	Liquidity risks, with particular reference to the availability of financial resources and access to the credit market and financial instruments in general.

•
Market risks (principally relating to exchange rates and interest rates), based on the fact that the Group operates at an international level in various currencies and utilizes financial instruments which generate interest.

The Group constantly monitors the financial risks which it is exposed to, in order to anticipate the potential negative effects and undertake the appropriate corrective actions.
This section provides qualitative and quantitative information on these risks in relation to the consolidated financial statements.
The quantitative data reported below does not have the nature of projections.
In particular the sensitivity analysis on the market risks cannot reflect the complexity and the related market reactions which can derive from any change in assumptions.
Credit risk
The maximum theoretical exposure to the credit risk for the Group at December 31, 2012 is the carrying value of the financial assets recorded in the accounts, and the nominal value of the guarantees given on debts and commitments to third parties.
The provision of credit is related to the particular operating environment of the individual companies of the group in the geographic areas in which they operate.
The monitoring of the different positions is continual and delegated to the entities of the Group which grant credit. This policy is based on the conviction that the monitoring can be efficient if managed by each individual entity within a coordinated effort by the Parent Company.
In relation to the Group, the management of the “non-performing” receivables is based on the following guidelines:

•	Timely action: this is guaranteed by the on-going and proper functioning of the monitoring process and by quick reporting of the deteriorated positions.

Fintiles Group        Annual Accounts

(ALL AMOUNTS ARE EXPRESSED IN THOUSANDS OF EURO EXCEPT WHERE OTHERWISE STATED)

•	Targeted recovery actions based on the type and amount of the exposure, as well as client profile.

•	Adequate provisions accrued, in line with the risk of the counterparty and with the type of exposure.

•	Accurate and regular reporting in order to timely monitor the aggregate portfolio risk.
A particular phase of the portfolio management is that relating to the quantification process of the credit positions and consequent write-downs.
The individual positions are written down, with a provision which reflects the partial or total non-recovery of the receivable.
The write-downs reflect at the date, the risk valuation of the credit position.
The determination of the amount of the write-down is based on an estimate of the proportion of the credit recoverable on each single position, of the relative collection date, of the charges and expenses for recovery, as well as the fair value of the guarantees and mitigating elements of the risk position.
For those positions that are not subject to analytical assessment, the group makes a forfeit write-down on the credit portfolio considering the historical characteristics of the Group credit portfolio.
The credit exposure of the Group largely relates to receivables of a commercial nature; the credit risk deriving from these operations is mitigated through the use of the following instruments:

•	Letters of credit.

•	Insurance policies.

•	Specific payment systems.
The Group, in order to efficiently manage the credit risk, adopts additional instruments to mitigate the risk in compliance with the current laws in the various markets in which it undertakes its activities.

Liquidity risk
The liquidity risk may arise from the unavailability of, at normal economic conditions, financial resources to meet the operating needs of the Group.
The Group in order to optimize the management of its financial resources requirements has adopted a Group policy. The instruments utilized for this purpose are based on a centralized cash receipts and payment management system.
The principal factors monitored by management concerning the liquidity needs of the Group are the amount of the resources generated and absorbed by the operating activities and investment and the timing of the maturity dates and of the possibility of renewal of the debtor positions or liquidity of the financial commitments and the market conditions.
With the objective of controlling the liquidity risk, the Group diversifies its funding instruments and continually monitors the capital markets based on its future liquidity needs, in accordance with the company’s budget requirements.
The contractual maturity of the financial liabilities for the next five years, including the interest to be paid and excluding the effects of compensation agreements, compared with the previous year, are reported in the table below.
Table 3.79

December 31, 2012	projected cash flows not discounted
	up to 3 months	3-12 months	1-2 years	2-5 years	over 5
Loan repayment including estimated interest
Long-term loan repayment including estimated interest	17,484	42,357	246,159	373,424	3,731
Short-term loan repayment including estimated interest	13,337	2,473

Interest rate derivative instruments
IRS hedge	78	9,246	9,265	117
Total	30,899	54,076	255,424	373,541	3,731

Fintiles Group        Annual Accounts

(ALL AMOUNTS ARE EXPRESSED IN THOUSANDS OF EURO EXCEPT WHERE OTHERWISE STATED)

Table 3.80

December 31, 2011	projected cash flows not discounted
	up to 3 months	3-12 months	1-2 years	2-5 years	over 5
Loan repayment including estimated interest
Long-term loan repayment including estimated interest not discounted	8,098	83,444	98,004	285,476	247,991
Short-term loan repayment including estimated interest not discounted	11,070	2,622

Interest rate derivative instruments
IRS hedge	138	5,650	5,274	5,284
Total	19,306	91,716	103,278	290,760	247,991
For the variable interest loans and future interest derivative instruments the calculations were made based on the interest rates at the end of the year, assuming that these rates remain constant for the entire period.

Currency risk
The Group is exposed to risks deriving from exchange rate fluctuations, which may impact on the result and on the net equity value.
The exchange risk exposure derives from the geographic location of the operating units compared to the geographic location of the markets in which it sells its products and procures raw materials, semi-finished products, machinery, and from the sourcing of financing in foreign currency.
In particular the Group is exposed to three types of exchange risks:

•
Economic/competitive: includes all effects that a change in the market rate can generate on the income of the company and therefore influence the strategic decisions (products, markets and investments) and the competitiveness of the Group on the market.

•
Transactions: relates to the possibility that changes in exchange rates occur between the date in which a financial commitment between the counterparties becomes highly probable and/or certain and the settlement date of the transaction. These changes result in a difference between the expected cash flows and the actual cash flows.

•
Transfer: this type of risk relates to the exchange differences which can derive from changes in the carrying value of the net equity expressed in local currency. In the consolidated financial statements, there are transactions in foreign currencies made by companies with varying functional currencies. These variances do not cause an immediate difference between the expected and actual cash flows, but have an accounting effect on the consolidated financial statements of the Group.

In particular, where the companies of the Group incur costs in currencies other than those of the respective revenues, the variance in the exchange rate may impact on the operating result of these companies.
Also in relation to the commercial activities, the companies of the Group may hold commercial receivables or payables in currencies other than the functional currency of the entity. The change in the exchange rate may result in the realization or the recording of exchange gains and losses.
The management of the exchange risk is governed by the policy currently in force in the Group, whose objective is to apply management criteria which are not speculative, with the purpose of minimizing the risks within the limits of a careful analysis of the currency positions.
The Group monitors the principal exposure to exchange risk where at the balance sheet date there are no hedges against such exposures. In 2012, the nature and the structure of the exchange risk exposures and the hedging policies did not change substantially compared to the previous year.

Fintiles Group        Annual Accounts

(ALL AMOUNTS ARE EXPRESSED IN THOUSANDS OF EURO EXCEPT WHERE OTHERWISE STATED)

Sensitivity analysis
The translation of the financial assets and liabilities in currencies other than the functional currency of each company within the Group produces an effect on the income statement which may vary based on the exchange rate at the year-end.
For the purposes of sensitivity analysis, the potential impact on the result for the year was made deriving from a fluctuation of +/-5% on the exchange rates indicated above, applied to the exposure of the parent company and of the other companies (accounts in foreign currencies other than the functional currency of each company). The analysis was made assuming that all the other variables, in particular the interest rates, were constant.
At December 31, 2012, if the principal currencies had applied exchange rates increased by 5%, the assumed result (pre tax) for the year would be lower by Euro 3.8 million. The major part of the effect would be due to the exposure to the Euro/Roubles exchange rate (Euro 1.9 million) and to the Euro/USD exchange rate (Euro 1.0 million). If the exchange rates applied were reduced by 5%, the assumed result before taxes would be higher by Euro 4.1 million, also due to the same exposures.
The same analysis, made on the exposures at December 31, 2011, would have resulted, in the case of higher exchange rates of 5%, of a lower pre-tax result of Euro 3.6 million, and, in the case of reduced exchange rates of 5%, a higher pre-tax result of Euro 3.8 million.

Interest rate risk
The Parent Company and the subsidiaries and the associated companies utilize third party financial resources typically from recourse to banking institutions.
The variability of the interest rates on Group loans on the market may impact the profitability of the Group.
To counter these risks the Group utilizes interest rate derivative instruments, principally interest rate swaps, with the objective to mitigate, at acceptable economic conditions, the variability of the interest rates on the result.
The management of the interest rate risk has the objective to reduce the risks of volatility over the period of the interest and to obtain an optimal mix between variable and fixed rates in the financing structures and mitigate against fluctuations in market interest rates while at the same time minimizing borrowing costs.
The Group manages the risks of changes in interest rates through the use of derivative financial instruments, reserved for the management of the exposure to interest rate fluctuations connected to future monetary cash flows and asset and liability balance sheet items and are not of a speculative nature. The exposure to the interest rate risk is hedged through the utilization of Interest Rate Swaps; these instruments are only utilized by the Parent Company and by the subsidiary Marazzi Group S.p.A. with the objective of fixing the interest paid on the various sources of financing.

Sensitivity analysis
The Group, in evaluating the potential impact deriving from changes in interest rates applied, analyzed the effect on the result for the year, relating to the financial instruments at variable interest rates not hedged by derivative instruments, and the effect on the net equity relating to the cash flow hedges. The variable interest financial instruments typically include loans payable (at December 31, 2012 amounting to Euro 626,828, and at December 31, 2011 to Euro 621,569).
During 2007, 2010 and 2011 IRS operations were made, still in course in 2012, for a total nominal value of Euro 315,000 in which part of the variable rate liability was transferred into fixed rate.
For the purposes of the sensitivity analysis, it was assumed a variance of +50 bp and of -50 bp in the level of the interest rate applied to the financial assets and liabilities at a variable interest rate, and to the interest rate derivative instruments as at December 31, 2012 and as at December 31, 2011, assuming all the other variables remain constant. The financial liabilities hedged with IRS were excluded from the analysis of the impact in the income statement as no longer subject to risk of variability in the interest rate. On the other hand, with reference to the IRS hedges, a sensitivity analysis was undertaken to determine the potential impact on the net equity relating to the fair value changes of the derivatives assuming changes to the interest rates. If, at December 31, 2012, the interest rates were higher by 50 bp, the pre-tax result for the year would have been lower by Euro 1.6 million (Euro 1.2 million in 2011) due to the higher borrowing costs; while due to the valuation of the fair value of the IRS, the net equity would have been higher by Euro 2.2 million, before

Fintiles Group        Annual Accounts

(ALL AMOUNTS ARE EXPRESSED IN THOUSANDS OF EURO EXCEPT WHERE OTHERWISE STATED)

the tax effect (Euro 4.4 million in 2011). The pre-tax result would have been higher for the same amounts indicated previously if the interest rate was 50 bp lower, due to lower borrowing costs.

3.2.5    Transactions with related parties
Significant transactions with related parties are reported in the following supplementary tables to the income statement and balance sheet.

Table 3.81

Income Statement (with related parties)	2012	of which related parties	2011	of which related parties
Revenues	857,689	3,116	832,547	4,814
Cost of sales	(542,061)	(1,708)	(533,994)	(1,231)
Gross profit	315,628		298,553
Logistic expenses	(43,949)	(391)	(38,836)	(397)
Selling expenses	(146,941)	(506)	(143,600)	(461)
General and administrative expenses	(76,970)	(498)	(55,044)	(490)
Other income	22,152		13,740
Other operating charges	(3,278)		(3,291)
Operating profit before restructuring and asset write –downs	66,642		71,522
Restructuring charges and asset write-downs	(9,097)		(14,203)
Operating profit before financial income/charges and taxes	57,545		57,319
Financial charges	(42,971)		(41,678)
Currency gains	454		1,638
Share of expenses from equity investments	(5,629)		(250)
Profit before taxes	9,399		17,029
Income taxes	(15,563)		(18,629)
Net loss	(6,164)		(1,600)
Non-controlling interest income	635		1,765
Group net loss	(6,799)		(3,365)

Fintiles Group        Annual Accounts

(ALL AMOUNTS ARE EXPRESSED IN THOUSANDS OF EURO EXCEPT WHERE OTHERWISE STATED)

Table 3.82

Balance sheet (with related parties)	31.12.2012	of which related parties	31.12.2011	of which related parties
Assets
Current assets
Cash and cash equivalents	59,955		65,154
Trade receivables	143,127	6,775	154,812	7,655
Inventories	290,475		263,408
Other current assets	41,566		33,694
Current financial assets	8,398		11,691
Total current assets	543,521		528,759
Non-current assets
Property, plant and equipment	528,457		512,430
Investment property	5,082		4,753
Intangible assets	31,382		31,165
Goodwill	3,497		3,497
Non-current financial assets	3,157		0
Investments valued under the equity method	12,130		17,754
Other investments	570		1,762
Deferred tax assets	51,302		43,942
Other non-current assets	4,188	1,236	3,452	0
Total non-current assets	639,765		618,755
Assets held-for-sale	13,399		16,390
TOTAL ASSETS	1,196,685		1,163,904

Fintiles Group        Annual Accounts

(ALL AMOUNTS ARE EXPRESSED IN THOUSANDS OF EURO EXCEPT WHERE OTHERWISE STATED)

Table 3.83

Balance Sheet (with related parties)	31.12.2012	of which related parties	31.12.2011	of which related parties
SHAREHOLDERS' EQUITY AND LIABILITIES
Current liabilities
Short-term loans	16,764	0	15,971
Current portion of long-term loans	39,307		65,029
Current financial liabilities	9,266		6,730
Trade payables	179,974	1,825	176,861	2,172
Taxes payable	1,674		2,579
Other current liabilities	63,219	42	42,163	26
Provisions	4,748		8,963
Total current liabilities	314,952		318,296
Non-current liabilities
Long-term loans	587,521		556,540
Non-current financial liabilities	8,986		12,079
Post-employment and other employee benefits	15,711		14,777
Deferred tax liabilities	68,955		67,236
Other non-current liabilities	27,129		17,683
Provision for risks and charges	4,645		5,184
Total non-current liabilities	712,947		673,499
Liabilities related asset held-for-sale	1,119		1,106
TOTAL LIABILITIES	1,029,018		992,901

Group shareholders' equity
Share capital	10,789		10,789
Retained earnings	114,453		121,799
Foreign currency translation adjustment	(21,006)		(24,416)
Other reserves	59,424		59,427
Total Group shareholders’ equity	163,660		167,599
Non-controlling interest	4,007		3,404
TOTAL SHAREHOLDERS’ EQUITY	167,667		171,003
TOTAL SHAREHOLDERS’ EQUITY AND LIABILITIES	1,196,685		1,163,904

Table 3.84

						of which: related parties

Effect on Balance Sheet at 31.12.2012	Total at 31.12.2012	Holding companies	Associated companies	Other related parties	Total related parties	% on total account items
Current trade receivables	143,127		6,720	55	6,775	4.7%
Other non-current assets	4,188	1,236			1,236	29.5%
Trade payables	179,974		429	1,396	1,825	1.0%
Other current liabilities	63,219			42	42	0.1%

Fintiles Group        Annual Accounts

(ALL AMOUNTS ARE EXPRESSED IN THOUSANDS OF EURO EXCEPT WHERE OTHERWISE STATED)

Table 3.85

						of which: related parties

Effect on Balance Sheet at 31.12.2011	Total at 31.12.2011	Holding companies	Associated companies	Other related parties	Total related parties	% on total account items
Current trade receivables	154,812		7,327	328	7,655	4.9%
Trade payables	176,861		531	1,641	2,172	1.2%
Other current liabilities	42,163			26	26	0.1%

Table 3.86

						of which: related parties

Effect on 2012 Income Statement	Total 2012	Holding companies	Ass. companies	Other related parties	Total related parties	% on total account items
Net revenues	857,689		2,955	161	3,116	0.4%
Cost of sales	(542,061)		(1,045)	(663)	(1,708)	0.3%
Logistic expenses	(43,949)			(391)	(391)	0.9%
Selling expenses	(146,941)			(506)	(506)	0.3%
General and administrative expenses	(76,970)			(498)	(498)	0.6%

Table 3.87

						of which: related parties

Effect on 2011 Income Statement	Total 2011	Holding companies	Ass. companies	Other related parties	Total related parties	% on total account items
Net revenues	832,547		4,376	438	4,814	0.6%
Cost of sales	(533,994)		(558)	(673)	(1,231)	0.2%
Logistic expenses	(38,836)			(397)	(397)	1.0%
Selling expenses	(143,600)			(461)	(461)	0.3%
General and administrative expenses	(55,044)			(490)	(490)	0.9%

The subsidiary Marazzi Group S.p.A. sells products, semi-finished products and raw materials to other Group companies to optimize procurement and production. The subsidiary Marazzi Group S.p.A. also provides loans within the Group to support temporary cash needs and maintain current account relations with subsidiaries and associated companies. Transactions between the Parent Company and Group companies, and between Group companies are conducted at market conditions.

Fintiles Group        Annual Accounts

(ALL AMOUNTS ARE EXPRESSED IN THOUSANDS OF EURO EXCEPT WHERE OTHERWISE STATED)

Transactions with Holding companies, Associated companies (for transactions not eliminated on consolidation) and other related parties in 2012 were as follows:

Table 3.88

TRANSACTIONS WITH RELATED PARTIES	31/12/2012		2012		31/12/2011		2011
(Euro thousands)	Rec. and other assets	Payables and other liabilities	Costs	Revenues	Rec. and other assets	Payables and other liabilities	Costs	Revenues
Holding companies
Finceramica S.p.A.	1,236
Total holding companies	1,236	0	0	0	0	0	0	0

Associated companies

Mineralbaveno S.r.l		429	1,045	0		508	508
Gruppo Tempini S.p.A.	6,720			2,955	7,327	23	23	4,376
Ravenna Mill S.r.l.			0	0			27
Total associated companies	6,720	429	1,045	2,955	7,327	531	558	4,376

Other related parties
Regina Pacis S.p.A.		1,174	1,701	0		1,456	1,726
Ab Keramica di Ante Bautivic	46			159	30			142
Studio Graziosi		211	211	0		167	232
Capital Investment				0
Sassuolo Sviluppo				0	1			28
Rosa Real Estate				2	189			173
Des Artes S.r.l.		11	80	0		2	29
Permira Associati S.p.A.			21	0		16	19
Rosaria Marazzi	9			0	108			95
Studio Ravà/Sisa		42	45			26	15
Total other related parties	55	1,438	2,058	161	328	1,667	2,021	438

Total related parties	8,011	1,867	3,103	3,116	7,655	2,198	2,579	4,814
In 2012, the Parent Company and the subsidiary Marazzi Group S.p.A. carried out transactions with related parties, as in indicated below:

Rental contracts
The subsidiary Marazzi Group S.p.A. (as lessee) on March 13, 2001 signed a lease with Immobiliare Regina Pacis S.p.A (as lessor) regarding a plot of land utilized by the Company in Sassuolo. The contract had a duration of 1 year starting on January 1, 2001 and provides for automatic yearly renewal unless terminated by one of the parties with one month notice. Annual rental is Euro 723, plus VAT, and there is no provision for an automatic update based on the change of the Istituto nazionale di Statistica (ISTAT) inflation index. There is no provision of a change in rent on the automatic renewal of the lease.
Marazzi Group S.p.A. (as lessee) also signed a lease with Immobiliare Regina Pacis S.p.A (as lessor) on May 24, 2005 regarding the real estate units at Sassuolo used by the subsidiary for production and offices. The leasing contract was for a duration of 6 years (from May 24, 2005), and provides for automatic renewal for an additional six years unless terminated by the lessee with six months notice. The leasing contract does not provide any grounds for termination by the lessor.

Fintiles Group        Annual Accounts

(ALL AMOUNTS ARE EXPRESSED IN THOUSANDS OF EURO EXCEPT WHERE OTHERWISE STATED)

The contract has been modified on various occasions. The annual rental charge is currently Euro 977 plus VAT, automatically updated each year based on the ISTAT inflation index.

Consulting contracts
Studio Graziosi
During the year, the subsidiary Marazzi Group S.p.A. recorded costs for legal/tax consulting provided by Studio Graziosi (of which Gian Battista Graziosi, a member of the Finceramica S.p.A. Board of Directors, is a partner) for a total of Euro 211.

Studio Ravà-Sisa
During the year the Ravà Accountancy firm (of which Mr. Andrea Franzini, a member of the Board of Directors of the Parent Company, is involved), provided accounting, corporate and tax services to the Parent Company, directly or through its services company S.I.S.A Sas, for an amount of Euro 45.

3.2.6    Significant non-recurring events and operations
Other than that described already in the notes, there were no events or non-recurring operations undertaken in the year by the Group.

3.2.7    Fees to the independent audit firm
The following table, prepared pursuant to article 2427, paragraph 16 bis of the Civil Code, reports the payments made in 2012 and 2011 for audit and other services carried out by the audit firm and entities associated with the audit firm.

Table 3.89

Euro thousands	Party providing the service	Company	Fees relating to 2012	Fees relating to 2011

Audit	Deloitte & Touche	Parent Company	5	4
	Deloitte & Touche	Subsidiary companies	680	645

Certification work	Deloitte & Touche	Parent Company	0	0
	Deloitte & Touche	Subsidiary companies	9	9
Other services	Deloitte & Touche	Parent Company	0	0
	Deloitte & Touche	Società controllate (1)	1,096	0
Total			1,790	658

(1) Includes non-recurring charges concerning the due diligence activity carried out in the fourth quarter.